 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 1996

                                                REGISTRATION NO. 333-16869
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 -------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 -------------

   CROWN CORK & SEAL          CROWN CORK & SEAL           CROWN CORK & SEAL
     COMPANY, INC.               FINANCE PLC                   FINANCE
     (EXACT NAME OF             (EXACT NAME OF              (EXACT NAME OF
REGISTRANT AS SPECIFIED    REGISTRANT AS SPECIFIED     REGISTRANT AS SPECIFIED
    IN ITS CHARTER)            IN ITS CHARTER)             IN ITS CHARTER)

      PENNSYLVANIA              UNITED KINGDOM                  FRANCE
    (STATE OR OTHER            (STATE OR OTHER             (STATE OR OTHER
    JURISDICTION OF            JURISDICTION OF             JURISDICTION OF
    INCORPORATION OR           INCORPORATION OR            INCORPORATION OR
     ORGANIZATION)              ORGANIZATION)               ORGANIZATION)

       23-1526444               NOT APPLICABLE              NOT APPLICABLE
    (I.R.S. EMPLOYER           (I.R.S. EMPLOYER            (I.R.S. EMPLOYER
  IDENTIFICATION NO.)        IDENTIFICATION NO.)         IDENTIFICATION NO.)

                                DOWNSVIEW ROAD               LE COLISEE I

                               WANTAGE, OXON UK             RUE FRUCTIDOR
  9300 ASHTON ROAD                 OX12 9BL
  PHILADELPHIA, PA             44-123-577-2929          75830 PARIS CEDEX 17,
       19136                                                 FRANCE

     (215) 698-5100        (ADDRESS, INCLUDING ZIP      33-1-49-18-40-00
                             CODE, AND TELEPHONE       (ADDRESS, INCLUDING ZIP
                            NUMBER, INCLUDING AREA       CODE, AND TELEPHONE
(ADDRESS, INCLUDING ZIP     CODE, OF REGISTRANT'S       NUMBER, INCLUDING AREA
  CODE, AND TELEPHONE        PRINCIPAL EXECUTIVE        CODE, OF REGISTRANT'S
 NUMBER, INCLUDING AREA            OFFICES)              PRINCIPAL EXECUTIVE
 CODE, OF REGISTRANT'S                                         OFFICES)
  PRINCIPAL EXECUTIVE
        OFFICES)

                                 -------------

                         RICHARD L. KRZYZANOWSKI, ESQ.
                        CROWN CORK & SEAL COMPANY, INC.
                               9300 ASHTON ROAD
                            PHILADELPHIA, PA 19136
                                (215) 698-5208
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

      THOMAS A. RALPH, ESQ.                   JOHN W. WHITE, ESQ.
     WILLIAM G. LAWLOR, ESQ.                CRAVATH, SWAINE & MOORE
     DECHERT PRICE & RHOADS                    825 EIGHTH AVENUE
    4000 BELL ATLANTIC TOWER,                  NEW YORK, NY 10019
        1717 ARCH STREET                         (212) 474-1000
   PHILADELPHIA, PA 19103-2793
         (215) 994-4000

                                 -------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

  If the only securities being registered on this Form are offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                 -------------

  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  This Registration Statement, as amended, also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 33-56965 of Crown Cork & Seal Company, Inc., which was declared effective on January 9, 1995. Such Post-Effective Amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act. Pursuant to Rule 429 under the Securities Act, the Prospectus filed as part of this Registration Statement also constitutes a Prospectus for Registration Statement No. 33-56965. The $200,000,000 in Debt Securities remaining unsold from Registration Statement No. 33-56965 will be combined with the $1,300,000,000 aggregate amount of Debt Securities to be registered pursuant to this Registration Statement to enable the Registrants to offer an aggregate amount of $1,500,000,000 pursuant to the combined Prospectus; provided that $200,000,000 of Debt Securities may be offered only by Crown Cork & Seal Company, Inc.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

                             DECEMBER 5, 1996

PROSPECTUS SUPPLEMENT
(To Prospectus Dated December  , 1996)


$1,200,000,000

                        [LOGO OF CROWN CORK AND SEAL]

CROWN CORK & SEAL COMPANY, INC.

$         % DEBENTURES DUE 2026

$         % DEBENTURES DUE 2096

CROWN CORK & SEAL FINANCE PLC
IRREVOCABLY AND UNCONDITIONALLY GUARANTEED BY
CROWN CORK & SEAL COMPANY, INC.

$         % NOTES DUE 2003

$         % NOTES DUE 2006

CROWN CORK & SEAL FINANCE S.A.
IRREVOCABLY AND UNCONDITIONALLY GUARANTEED BY
CROWN CORK & SEAL COMPANY, INC.

$         % NOTES DUE 2006

The  % Debentures Due 2026, which mature on    , 2026 (the "2026 Debentures"),
and the   % Debentures Due 2096, which mature on      , 2096 (the "2096
Debentures" and, together with the 2026 Debentures, the "Debentures"), are being offered by Crown Cork & Seal Company, Inc., a Pennsylvania corporation
(the "Company"). The  % Notes Due 2003, which mature on    , 2003 (the "UK 2003
Notes"), and the   % Notes Due 2006, which mature on     , 2006 (the "UK 2006
Notes" and, together with the UK 2003 Notes, th     e "UK Notes"), are being
offered by Crown Cork & Seal Finance PLC, a public limited company organized under the laws of England and
                                                   (continued on following page)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

                                            PRICE TO  UNDERWRITING PROCEEDS TO
                                            PUBLIC(1) DISCOUNT     COMPANY(1)(2)
Per 2026 Debenture.........................      %         %            %
Total...................................... $         $            $
Per 2096 Debenture.........................      %         %            %
Total...................................... $         $            $
Per UK 2003 Note...........................      %         %            %
Total...................................... $         $            $
Per UK 2006 Note...........................      %         %            %
Total...................................... $         $            $
Per French 2006 Note.......................      %         %            %
Total...................................... $         $            $

--------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from December , 1996 to the date of delivery.

(2) Before deducting expenses payable by the Company estimated at $1,163,939.

The Debt Securities are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of beneficial interests in the Debt Securities will be made through the facilities of DTC on or about December , 1996, against payment therefor in immediately available funds.

SALOMON BROTHERS INC
               CS FIRST BOSTON
                          CHASE SECURITIES INC.
                                                               J.P. MORGAN & CO.

The date of this Prospectus Supplement is December  , 1996.

(continued from previous page)

Wales and an indirect wholly owned subsidiary of the Company. The  % Notes Due
2006, which mature on   , 2006 (the "French 2006 Notes" and, collectively with
the Debentures and the UK Notes, the "Debt Securities"), are being offered by Crown Cork & Seal Finance S.A., a societe anonyme organized under the laws of the Republic of France and an indirect wholly owned subsidiary of the Company (together with Crown Cork & Seal Finance PLC, the "Subsidiary Issuers"). The Company, in its capacity as an issuer, and the Subsidiary Issuers are collectively referred to herein as the "Issuers." Each series of Debt Securities issued by a Subsidiary Issuer will be irrevocably and unconditionally guaranteed (the "Guarantees") as to principal, interest and Additional Amounts (as defined herein), if any, by the Company. The Debt Securities will be redeemable as a whole or in part, at the option of the Issuer at any time, at a redemption price equal to the greater of (a) 100% of the principal amount of such Debt Securities and (b) the sum of the present values of the Remaining Scheduled Payments (as defined herein) thereon
discounted at the Treasury Rate (as defined herein) plus    basis points, plus
in either case accrued interest to the date of redemption. See "Description of Debt Securities and Guarantees--Optional Redemption." In addition, each series of Debt Securities issued by a Subsidiary Issuer is redeemable at the option of such Subsidiary Issuer, in whole, but not in part, at the principal amount thereof plus accrued interest in the event of certain tax law changes requiring the payment of Additional Amounts as described under "Description of Debt Securities and Guarantees--Redemption for Taxation Reasons" in the accompanying Prospectus. Upon the occurence of a Tax Event (as defined herein), the Company will have the right to shorten the maturity of the 2096 Debentures to the extent required so that the interest paid on the 2096 Debentures will be deductible for United States federal income tax purposes. See "Description of Debt Securities and Guarantees--Conditional Right to Shorten Maturity of the 2096 Debentures." Interest on the Debt Securities will
be payable semi-annually, on     and     of each year, commencing on    ,
1997.

Each series of Debt Securities issued by the Company or Crown Cork & Seal Finance S.A. will be represented by a global note registered in the name of a nominee of The Depository Trust Company ("DTC"). Each series of Debt Securities issued by Crown Cork & Seal Finance PLC will be represented by a global note in bearer form which is expected to be deposited with The Bank of New York (the "Bearer Security Depositary") under a Bearer Security Depositary Agreement pursuant to which a certificateless depositary interest in respect of such global note will be issued to DTC. Beneficial interests in the Debt Securities will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC and its participants. Except in limited circumstances, the Debt Securities will not be available in definitive form. Settlement for the Debt Securities will be made in immediately available funds. The Debt Securities will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Debt Securities will therefore settle in immediately available funds. All payments of principal and interest will be made by the Issuer in immediately available funds. See "Description of Debt Securities and Guarantees--Global Securities in Registered Form" and "--Global Securities in Bearer Form" in the accompanying Prospectus. Application will be made to list the Debt Securities on the New York Stock Exchange.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBT SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED AT ANY TIME ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

  THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS HAVE NOT RECEIVED THE VISA OF THE FRENCH COMMISSION DES OPERATIONS DE BOURSE. ACCORDINGLY, THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS MAY NOT BE USED TO MAKE OFFERS OR SALES IN FRANCE IN CONNECTION WITH THE OFFER DESCRIBED HEREIN.

                                  THE COMPANY

GENERAL

  The Company is the world's leading manufacturer of packaging products for consumer goods. The Company believes that it is unique in its industry in its ability to supply food, beverage and aerosol containers to multinational consumer marketers on a global basis. The Company currently operates 275 plants located in 53 countries and employs approximately 48,000 people.

  The Company's products include metal cans for food, beverage, household and other consumer products; plastic containers for beverage, processed food, household, personal care and other products; metal and plastic packaging products for health and beauty care applications including cosmetics, fragrances and pharmaceuticals; metal specialty and promotional packaging products; a wide variety of caps, closures, pumps and dispensing systems; and composite containers. The Company also manufactures filling and material handling machinery, primarily for the beverage and brewing industries, as well as machinery used in the can making process.

  Under current management, the Company has pursued a strategy of growth by acquisition within the global packaging industry. Over the past seven years, the Company has completed 20 acquisitions of companies with aggregate net sales of approximately $8 billion. The largest acquisitions over this period include CarnaudMetalbox (February 1996), Van Dorn Company (April 1993), CONSTAR International (October 1992), Continental Can International (May
1991), Continental Can's U.S. food and beverage can businesses (July 1990) and Continental Can Canada (December 1989). This strategy has contributed to an increase in the Company's net sales from $1.9 billion in 1989 to $5.1 billion in 1995. The Company's net sales in 1996, which will include the net sales of CarnaudMetalbox for 10 months, are expected to approach $9 billion (approximately 62% of which are expected to be generated from operations located outside the United States, as compared to approximately 33% in 1995). The Company's acquisition strategy has resulted in numerous benefits to the Company, including, among others, improved market positions, product and geographic diversification, and cost savings. The Company believes that the ongoing rationalization of excess or inefficient capacity within the global packaging industry, particularly in the core mature markets served by the Company, has had a beneficial effect on asset utilization. The Company believes that industry consolidation has generally resulted in fewer but more competitive packaging suppliers.

  In conjunction with its strategy of growth by acquisition, the Company has invested in new manufacturing capacity, particularly for beverage can production in emerging markets and for polyethylene terephthalate (PET) plastic containers globally. The Company has also invested in projects that improve production efficiencies and product quality, and lower manufacturing and administrative costs. The Company continually reviews its operations, especially in terms of their competitiveness and the appropriate number, size and location of plants, emphasizing service to customers and rate of return to investors.

  The Company was founded in 1892 and is a Pennsylvania corporation. The principal executive offices of the Company are located at 9300 Ashton Road, Philadelphia, Pennsylvania 19136, and the telephone number at such address is
(215) 698-5100.

 CarnaudMetalbox Acquisition

  On February 22, 1996, the Company acquired CarnaudMetalbox, a leading multinational manufacturer of metal and plastic packaging products with headquarters in Paris, France, for approximately $4.0 billion. Management believes that the acquisition of CarnaudMetalbox has positioned the Company to benefit from the following factors, among others:

  . Complementary Geographic Markets. The Company is now significantly more diversified on a global basis. Prior to the acquisition, the Company was the leading manufacturer of packaging products for consumer goods in North America. The acquisition enabled the Company to significantly increase its market presence in Europe as well as in the Middle East, Asia-Pacific and Africa regions, where CarnaudMetalbox has a substantial presence. As a result of the acquisition, the Company has become the world's leading manufacturer of packaging products for consumer goods.

  . Complementary Product Markets. The Company is now able to offer a broader range of products to existing and new customers, including packaging for health and beauty care applications, metal specialty and promotional packaging, metal closures for glass food containers and easy-open ends for metal food containers. The only area of significant product overlap with CarnaudMetalbox, tinplate aerosol cans in Europe, was eliminated by the recently completed, European Community-mandated divestiture of a portion of the Company's aerosol can operations in that region.

  . Cost Reduction Opportunities. The Company believes that, as in past acquisitions, it can realize significant cost reductions over time through more effective management of costs relating to sales, marketing and administration, and research and development activities. The Company also expects to reduce costs through rationalization of metal and other raw material specification requirements, improved coordination of purchasing activities and greater price discounts on certain items purchased in larger quantities. For information on the Company's rationalization of manufacturing operations, see "--1996 Restructuring" below.

  . Leadership in Research, Development and Engineering. The Company considers its research, development and engineering ("RD&E") capabilities to be unsurpassed in the industry. The Company's principal RD&E centers are located near Chicago, Illinois and in Wantage, UK. The Company uses its RD&E capabilities to (a) promote development of value-added packaging systems, (b) design cost-efficient manufacturing systems and materials that also provide continuous quality improvement, (c) support technical needs in customer and vendor relationships, and (d) provide engineering services for the Company's worldwide packaging activities. These capabilities allow the Company to identify market opportunities by working with customers to develop new products. In addition, the Company believes that its technical expertise, quality reputation and customer relationships will enable it to anticipate and capitalize on shifting customer preferences, such as the conversion to plastic from other materials, and potential demand for new packaging shapes.

  . Improved Free Cash Flow Generation. The Company believes that the CarnaudMetalbox acquisition has the potential to improve the Company's ability to generate free cash flow as a result of the Company's strengthened competitive position worldwide, opportunities to reduce operating costs, improved working capital management and lower capital expenditure requirements for the combined entity. Over the near term, the Company intends to use a portion of its available free cash flow to reduce indebtedness.

 1996 Restructuring

  During the second quarter of 1996, the Company charged against operations $29.6 million for the costs associated with the closure of a South American operation and costs associated with restructuring existing businesses in Europe. The Company anticipates that such restructuring, when complete, will generate approximately $6.0 million in after-tax cost savings on an annualized basis.

  The Company has made a preliminary assessment of the restructuring and exit costs related to the acquisition of CarnaudMetalbox. The current plan of restructuring, which commenced at the end of the first quarter of 1996, is expected to be substantially completed during the first quarter of 1997. As of September 30, 1996, the Company had accrued approximately $371 million for the costs associated with restructuring CarnaudMetalbox operations and allocated such costs to the purchase price of CarnaudMetalbox in accordance with purchase accounting requirements. These costs comprise severance pay and benefits, writedown of assets and lease termination and other exit costs. The cost of providing severance pay and benefits to employees is currently estimated at approximately $202 million and is primarily a cash expense. The cost associated with the writedown of assets (property, equipment, inventory, etc.) is currently estimated at approximately $139 million and has been reflected as a reduction in the fair value of the Company's assets. Lease termination costs and other exit costs are currently estimated at approximately $29 million and are primarily cash expenses. The $371 million in restructuring costs recorded in connection with the CarnaudMetalbox acquisition include the $70 million restructuring charge previously announced by CarnaudMetalbox Asia Ltd., a subsidiary of the Company.

  The Company, on a preliminary basis, estimates that this plan of restructuring of CarnaudMetalbox operations, when complete, will generate annual cost savings of approximately $116 million (or $77 million after-tax) on a full year basis. It is also estimated that capital expenditures of approximately $50 million will be made to expand and upgrade other facilities to minimize the adverse effects of the restructuring on existing business and customer relationships.

  The Company expects that there will be other restructurings effected within the next year. These plans will be finalized when the Company has had time to properly evaluate and assess business conditions and operating efficiencies to make such decisions. As the Company continues to restructure the newly combined Company, costs that do not qualify for purchase accounting will be charged against operations.

  The foregoing estimates of sales, restructuring charges and related cost savings represent the Company's best estimates, but necessarily make numerous assumptions with respect to industry performance, general business and economic conditions, raw materials and product pricing levels, the timing of implementation of the restructuring and related employee reductions and facility closings and other matters, many of which are outside the Company's control. These estimates may change, resulting in lower actual sales and adjustments to restructuring costs and savings. The Company's estimates and related assumptions, which are unaudited, are not necessarily indicative of future performance, which may be significantly more or less favorable than as set forth above, and are subject to considerations discussed in the Company's Exchange Act filings with the Commission, including its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996, as amended, which is incorporated by reference herein. Undue reliance should not be placed on the estimates and assumptions. Such information may not necessarily be updated to reflect circumstances existing after the date hereof or to reflect the occurrence of unanticipated events.

                            THE SUBSIDIARY ISSUERS

 Crown Cork & Seal Finance PLC

  Crown Cork & Seal Finance PLC is a public limited company organized under the laws of England and Wales. The purpose of Crown Cork & Seal Finance PLC is to undertake major borrowings on behalf of the Company and certain of its subsidiaries and to advance the proceeds of such borrowings to the Company or certain of its subsidiaries. At December 4, 1996, Crown Cork & Seal Finance PLC had no outstanding liabilities or assets (other than a minimal amount of current assets). The principal executive offices of Crown Cork & Seal Finance PLC are located at Downsview Road, Wantage, Oxon, United Kingdom OX12 9BL, and the telephone number at such address is 44-123-577-2929.

 Crown Cork & Seal Finance S.A.

  Crown Cork & Seal Finance S.A. is a societe anonyme organized under the laws of the Republic of France. The purpose of Crown Cork & Seal Finance S.A. is to undertake major borrowings on behalf of the Company and certain of its subsidiaries and to advance the proceeds of such borrowings to the Company or certain of its subsidiaries. At December 4, 1996, Crown Cork & Seal Finance S.A. had no outstanding liabilities or assets (other than a minimal amount of current assets). The principal executive offices of Crown Cork & Seal Finance S.A. are located at Le Colisee I, rue Fructidor, 75830 Paris Cedex 17, France, and the telephone number at such address is 33-1-49-18-40-00.

                                USE OF PROCEEDS

  The net proceeds from the sale of the Debt Securities will be used to repay a portion of the borrowings outstanding under the multicurrency credit facility (the "Acquisition Facility") which financed the cash portion of the consideration paid in connection with the acquisition of CarnaudMetalbox in February 1996. As of December 4, 1996, $1,895.7 million of loans were outstanding under such facility. Interest accrues on such loans at a floating rate which, as of December 4, 1996, was 5.9% per annum. A copy of the credit agreement relating to this facility is filed as an exhibit to the Company's Current Report on Form 8-K filed December 15, 1995, which is incorporated herein by reference.

                                CAPITALIZATION

  The following table sets forth the consolidated capitalization and short-term debt of the Company at September 30, 1996 and as adjusted to give effect to the issuance of the Debt Securities and the application of the estimated net proceeds therefrom as described under "Use of Proceeds." For additional information as to the capitalization of the Company, see "Summary Historical Financial Information" and "Unaudited Pro Forma Consolidated Condensed Statements of Operations" and the consolidated financial statements of the Company and the related notes thereto incorporated by reference herein.

                                                         SEPTEMBER 30, 1996
                                                       -------------------------
                                                        ACTUAL     AS ADJUSTED
                                                       ----------  -------------
                                                       (DOLLARS IN MILLIONS)
                                                            (UNAUDITED)
SHORT-TERM DEBT
  Commercial paper and notes payable.................. $  1,174.3   $  1,174.3
  Current portion of long-term debt...................       34.2         34.2
                                                       ----------   ----------
    Total short-term debt............................. $  1,208.5   $  1,208.5
                                                       ----------   ----------
LONG-TERM DEBT
  Debt Securities offered hereby(1)................... $      --    $  1,200.0
  Acquisition Facility(2).............................    1,812.9        622.9
  Commercial paper(3).................................      300.0        300.0
  5.88% notes due 1998................................      100.0        100.0
  7.00% notes due 1999................................      100.0        100.0
  7.00% notes due 2000................................      100.0        100.0
  6.75% notes due 2003................................      200.0        200.0
  7.49% notes due 2004................................      105.0        105.0
  8.38% notes due 2005................................      300.0        300.0
  8.00% notes due 2023................................      200.0        200.0
  Perpetual notes(4)..................................      201.1        201.1
  Preference shares(4)................................      296.4        296.4
  Other indebtedness..................................      359.4        359.4
  Less amounts due within one year....................      (34.2)       (34.2)
                                                       ----------   ----------
    Total long-term debt.............................. $  4,040.6   $  4,050.6
  Cash and cash equivalents...........................     (168.7)      (168.7)
                                                       ----------   ----------
    Total debt, net of cash and cash equivalents...... $  5,080.4   $  5,090.4
MINORITY INTERESTS....................................      274.8        274.8
SHAREHOLDERS' EQUITY..................................    3,670.8      3,670.8
                                                       ----------   ----------
    Total Capitalization.............................. $  9,026.0   $  9,036.0
                                                       ==========   ==========

--------

(1) See "Description of Debt Securities and Guarantees" for information as to the various rates and maturities of the Debt Securities.

(2) On November 30, 1996, all outstanding loans under the Acquisition Facility automatically converted into term loans which mature on November 30, 1997. Because such loans mature within one year, such loans, which are included as long-term debt in the table above, have been reclassified as short-term debt as of November 30, 1996. After giving effect to such reclassification, total short-term debt, as adjusted, would have been $1,831.4 million and total long-term debt, as adjusted, would have been $3,427.7 million. The Company expects to replace the Acquisition Facility with a new $2.5 billion revolving credit facility.
(3) At September 30, 1996, $300.0 million of commercial paper was reclassified as long-term debt, reflecting the Company's ability to refinance these borrowings on a long-term basis.
(4) For descriptions of Perpetual Notes and Preference Shares, see Note 11, "Perpetual Notes and Preference Shares," contained in the audited consolidated financial statements of CarnaudMetalbox for the years ended December 31, 1995, 1994 and 1993 which were filed as Exhibit 99.1 to the Company's Current Report on Form 8-K filed March 1, 1996, as amended.

                   SUMMARY HISTORICAL FINANCIAL INFORMATION

  The summary financial information presented below for the years ended December 31, 1995, 1994, 1993, 1992, and 1991 and as of the end of each such fiscal year is derived from the consolidated financial statements of the Company, which have been audited by Price Waterhouse LLP, independent accountants, and should be read in conjunction with the information and audited consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, which is incorporated by reference herein. The summary financial information for and as of the nine-month periods ended September 30, 1996 and 1995 is unaudited and, in the opinion of the Company's management, includes all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of such information. Such unaudited information should be read in conjunction with the information and the consolidated financial statements contained in the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1996, as amended, June 30, 1996, as amended, and September 30, 1996, which are incorporated by reference herein. See also "Unaudited Pro Forma Consolidated Condensed Statements of Operations." The summary financial information in the table below does not reflect the financial results of the Company after September 30, 1996.

                         NINE MONTHS ENDED
                          SEPTEMBER 30,(1)             YEAR ENDED DECEMBER 31,(1)
                         -----------------    ------------------------------------------------
                           1996       1995      1995      1994      1993      1992      1991
                         ---------  --------  --------  --------  --------  --------  --------
                                              (DOLLARS IN MILLIONS)
SUMMARY OF OPERATIONS
Net sales............... $ 6,367.0  $3,939.6  $5,053.8  $4,452.2  $4,162.6  $3,780.7  $3,807.4
                         ---------  --------  --------  --------  --------  --------  --------
 Cost of products sold..   5,169.1   3,343.6   4,319.4   3,706.2   3,474.7   3,203.0   3,291.1
 Depreciation and
  amortization..........     359.8     196.5     256.3     218.3     191.7     142.4     128.4
 Selling and
  administrative
  expense...............     277.4     107.8     139.3     135.4     126.6     112.1     105.4
 Provision for
  restructuring(2)......      29.6     102.7     102.7     114.6
 Gain on sale of
  assets................     (22.8)     (8.1)     (8.4)     (6.7)     (0.7)     (5.6)     (0.4)
 Interest expense.......     279.6     111.6     148.6      98.8      89.8      77.4      76.6
 Interest income........     (56.6)     (8.8)    (12.5)     (7.2)    (10.1)    (13.5)    (10.0)
 Translation and
  exchange adjustments..     (35.7)     (1.3)     (1.1)     10.1      10.8      10.2       7.5
                         ---------  --------  --------  --------  --------  --------  --------
 Income before income
  taxes, equity in
  earnings of affiliates
  and cumulative effect
  of accounting
  changes...............     366.6      95.6     109.5     182.7     279.8     254.7     208.8
 Income taxes...........     107.7      17.4      24.9      55.6      97.4     101.0      83.8
 Equity in earnings of
  affiliates, net of
  minority interests....     (14.1)     (9.4)     (9.7)      3.9      (1.5)      1.7       3.1
                         ---------  --------  --------  --------  --------  --------  --------
 Net income before
  cumulative effect of
  accounting changes....     244.8      68.8      74.9     131.0     180.9     155.4     128.1
 Cumulative effect of
  accounting
  changes(3)............                                             (81.8)
                         ---------  --------  --------  --------  --------  --------  --------
 Net income.............     244.8      68.8      74.9     131.0      99.1     155.4     128.1
 Preferred Stock
  dividends(4)..........      13.9
                         ---------  --------  --------  --------  --------  --------  --------
 Net income available
  for common
  shareholders.......... $   230.9  $   68.8  $   74.9  $  131.0  $   99.1  $  155.4  $  128.1
                         =========  ========  ========  ========  ========  ========  ========
RATIO OF EARNINGS TO
 FIXED CHARGES(5).......       2.2x      1.8x      1.7x      2.8x      4.2x      4.3x      3.7x
OTHER DATA
 EBITDA(6).............. $   979.0  $  497.6  $  604.6  $  607.2  $  551.2  $  461.0  $  403.8
 Capital expenditures...     428.4     295.4     433.5     439.8     271.3     150.6      42.2
 EBITDA as a percentage
  of net sales..........      15.4%     12.6%     12.0%     13.6%     13.2%     12.2%     10.6%
 Selling and
  administrative expense
  as a percentage of net
  sales.................       4.4       2.7       2.8       3.0       3.0       3.0       2.8
 Total debt as a
  percentage of total
  capitalization(7).....      56.3      58.1      56.2      55.3      50.1      52.1      40.5
FINANCIAL POSITION
 Total assets........... $12,536.0  $5,235.2  $5,051.7  $4,781.3  $4,236.3  $3,825.1  $2,963.5
 Working capital........     149.9     199.9     429.9     122.6      43.8     174.5     333.3
 Total debt.............   5,249.1   2,226.4   2,098.2   1,825.3   1,366.3   1,319.3     769.4
 Shareholders' equity...   3,670.8   1,458.1   1,461.2   1,365.2   1,251.8   1,143.6   1,084.4

--------
(1) Certain reclassifications of prior years' data have been made to improve comparability. The Company has completed a number of acquisitions during the periods presented. Such acquisitions were accounted for using the purchase method and may affect the comparability of data on a year-to-year basis. See Note C to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 with respect to the effect of certain acquisitions by the Company.

(2) Reflects restructuring of certain facilities announced in 1996, 1995 and 1994. See Note H to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, and the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1996. Does not reflect restructuring costs qualifying for purchase accounting, including certain restructuring costs in connection with the acquisition of CarnaudMetalbox. See "The Company--1996 Restructuring." The after-tax impact of the restructuring charges for the years ended December 31, 1995 and 1994, as reflected in the table above, was $67.0 million and $73.2 million, respectively. The after-tax impact of the restructuring charges for the nine months ended September 30, 1996 and 1995 was $21.9 million and $67.0 million, respectively.
(3) Reflects accounting changes related to adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," SFAS 109, "Accounting for Income Taxes," and SFAS 112, "Employers' Accounting for Postemployment Benefits." See Note B to the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.
(4) The Company issued Preferred Stock on February 26, 1996 in connection with the acquisition of CarnaudMetalbox. See Notes N and T to the Company's Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.
(5) For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes, equity in earnings of affiliates and cumulative effect of accounting changes plus fixed charges (exclusive of interest capitalized during the period and Preferred Stock dividend requirements), amortization of interest previously capitalized and distributed income from less-than-50%-owned companies. Fixed charges include interest incurred, Preferred Stock dividend requirements, amortization of debt issue costs and the portion of rental expense that is deemed representative of an interest factor. See also "Ratio of Earnings to Fixed Charges."

(6) "EBITDA" is defined as income before income taxes, equity in earnings of affiliates and cumulative effect of accounting changes, plus depreciation and amortization, provision for restructuring and interest expense, minus interest income. EBITDA is presented solely as a supplement to the other information provided above. EBITDA is not a substitute for operating and cash flow data as determined in accordance with generally accepted accounting principles.
(7) Total capitalization includes total debt (net of cash and cash equivalents), minority interests and shareholders' equity.

      UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

  The following unaudited pro forma consolidated condensed statements of operations give effect to the acquisition of CarnaudMetalbox under the purchase method of accounting. The unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 1995 combines the historical consolidated statements of operations of the Company and CarnaudMetalbox giving effect to the acquisition as if it had occurred on January 1, 1995. The unaudited pro forma consolidated condensed statement of operations for the nine months ended September 30, 1996 combines the historical consolidated statements of operations of the Company and CarnaudMetalbox giving effect to the acquisition as if it had occurred on January 1, 1996.

  The unaudited pro forma consolidated condensed statements of operations are for illustrative purposes only and have been presented in accordance with guidelines of the Commission. They are not necessarily indicative of the results of operations that might have occurred had the acquisition actually taken place on such dates, or of future results of operations of the Company.

  The unaudited pro forma consolidated condensed statements of operations are based on the historical consolidated financial statements of the Company and CarnaudMetalbox and should be read in conjunction with such historical financial statements and the notes thereto, which are, in the case of CarnaudMetalbox, included as part of the Company's Current Report on Form 8-K filed on March 1, 1996, as amended (the "CarnaudMetalbox Financial Statements"), and, in the case of the Company, filed with the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and the Company's Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 1996, as amended, June 30, 1996, as amended, and September 30, 1996, respectively (and which, in the case of the Company's 1996 quarterly results, include balance sheet and income statement data reflecting historical results of the CarnaudMetalbox acquisition since the acquisition date of February 22, 1996). See also "Summary Historical Financial Information." Certain reclassifications have been made to CarnaudMetalbox's historical consolidated financial statements to conform with the presentation of the Company's historical consolidated financial statements. Furthermore, the historical financial statements for CarnaudMetalbox, prepared in accordance with French law and presented in French francs, have for purposes of preparing these unaudited pro forma consolidated condensed statements of operations been conformed to comply with U.S. generally accepted accounting principles and, in accordance with SFAS No. 52, have been translated to U.S. dollars at actual average exchange rates equal to FF 4.982/$1.00 for the pro forma statement of operations for the year ended December 31, 1995 and FF 5.007/$1.00 for the pro forma statement of operations for the period beginning January 1, 1996 and ending on the acquisition date of February 22, 1996. See Note 1-B of the CarnaudMetalbox Financial Statements for the reconciliation of CarnaudMetalbox's 1995, 1994 and 1993 net income and shareholders' equity to U.S. generally accepted accounting principles. Such translations should not be construed as representations that French franc amounts have been or could be converted into U.S. dollars at that or any other rate. The use of exchange rates different from those used in the unaudited pro forma consolidated condensed statements of operations could have a material impact on the information presented therein.

  In accordance with the purchase method of accounting, the total purchase price has been allocated to the assets and liabilities of CarnaudMetalbox based upon their fair values. The accompanying unaudited pro forma consolidated condensed statements of operations reflect the preliminary allocation of purchase price to assets and liabilities. Accordingly, the final allocations may differ from the amounts reflected herein.

  The unaudited pro forma consolidated condensed statements of operations reflect a $3.6 billion excess of purchase price over net assets acquired, which is being amortized over 40 years at a rate of $90 million per year in accordance with generally accepted accounting principles, which require that acquired intangibles be amortized over lives not to exceed 40 years. Intangible assets acquired principally represent CarnaudMetalbox's customer base and CarnaudMetalbox's European market presence, assets with indefinite lives which have historically appreciated in value over time. In addition, the acquisition facilitates the continued expansion of current lines of business as well as the development of new businesses via the cross-selling of packaging product offerings of both the Company and CarnaudMetalbox to existing and potential customers as well as other factors. See "The Company." The Company believes it will benefit from the acquisition for a period of at least 40 years and, therefore, a 40-year amortization period is appropriate.

  The Company has obtained appraisals and other studies of the significant assets, liabilities and business operations of CarnaudMetalbox. The unaudited pro forma consolidated condensed statements of operations reflect the preliminary results of these reviews, including the Company's estimate of known restructuring costs and expenses. For a discussion of recent and possible future restructuring costs and expenses, including restructurings in connection with the CarnaudMetalbox acquisition, see "The Company--1996 Restructuring." The final allocation of the purchase price will be completed in the first quarter of 1997 when final appraisals, other studies and additional information become available.

  See the notes to the unaudited pro forma consolidated condensed statements of operations for a description of the principal assumptions made in the preparation of the pro forma information. The unaudited pro forma consolidated condensed statements of operations do not reflect the financial results of the Company or CarnaudMetalbox after September 30, 1996.

                               UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                                    STATEMENT OF OPERATIONS FOR THE
                                NINE MONTHS ENDED SEPTEMBER 30, 1996 (A)
                          ------------------------------------------------------
                              HISTORICAL AMOUNTS              PRO FORMA
                          ---------------------------- -------------------------
                            COMPANY    CARNAUDMETALBOX ADJUSTMENTS  CONSOLIDATED
                          -----------  --------------- -----------  ------------
                              (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales................ $     6,367    $      606                 $     6,973
  Cost of products sold..       5,169           486                       5,655
  Depreciation and
   amortization..........         360            36       $ (1)(B)          395
  Selling and
   administrative
   expense...............         277            57                         334
  Provision for
   restructuring.........          30            15                          45
  Gain on sale of
   assets................         (23)                                      (23)
  Interest expense.......         280            17         19 (C)          316
  Interest income........         (57)           (3)                        (60)
  Translation and
   exchange adjustments..         (36)                                      (36)
                          -----------    ----------       ----      -----------
Income before income
 taxes, equity in
 earnings of affiliates
 and cumulative effect of
 accounting changes......         367            (2)       (18)             347
  Income taxes...........         108             3         (4)(D)          107
  Equity in earnings of
   affiliates............          (4)                                       (4)
  Minority interests.....         (10)            2                          (8)
                          -----------    ----------       ----      -----------
Net income...............         245            (3)       (14)             228
Preferred Stock
 dividends...............         (14)                      (4)(E)          (18)
                          -----------    ----------       ----      -----------
Net income available for
 common shareholders..... $       231    $       (3)      $(18)     $       210
                          ===========    ==========       ====      ===========
Earnings per share....... $      1.91    $    (0.03)                $      1.63
Average number of common
 shares outstanding...... 120,820,436    86,202,056                 128,443,961

                              UNAUDITED PRO FORMA CONSOLIDATED CONDENSED
                                    STATEMENT OF OPERATIONS FOR THE
                                    YEAR ENDED DECEMBER 31, 1995(F)
                          -----------------------------------------------------
                              HISTORICAL AMOUNTS             PRO FORMA
                          --------------------------- -------------------------
                           COMPANY    CARNAUDMETALBOX ADJUSTMENTS  CONSOLIDATED
                          ----------  --------------- -----------  ------------
                             (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales................ $    5,054    $    4,939                 $     9,993
  Cost of products sold..      4,311         3,926                       8,237
  Depreciation and
   amortization..........        256           292       $ (10)(B)         538
  Selling and
   administrative
   expense...............        139           415                         554
  Provision for
   restructuring.........        103            55                         158
  Interest expense.......        149           130         138(C)          417
  Interest income........        (13)          (25)                        (38)
  Translation and
   exchange adjustments..         (1)            2                           1
  Other..................                      (13)                        (13)
                          ----------    ----------       -----     -----------
Income before income
 taxes, equity in
 earnings of affiliates
 and cumulative effect of
 accounting changes......        110           157        (128)            139
  Income taxes...........         25            11         (26)(D)          10
  Equity in earnings of
   affiliates............          4             1                           5
  Minority interests.....        (14)            3                         (11)
                          ----------    ----------       -----     -----------
Net income...............         75           150        (102)            123
Preferred Stock
 dividends...............                                  (23)(E)         (23)
                          ----------    ----------       -----     -----------
Net income available for
 common shareholders..... $       75    $      150       $(125)    $       100
                          ==========    ==========       =====     ===========
Earnings per share....... $     0.83    $     1.76                 $      0.78
Average number of common
 shares outstanding...... 90,233,518    85,327,985                 127,534,336

                         NOTES TO UNAUDITED PRO FORMA
                CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

  A. Historical amounts for the Company include the results from operations of CarnaudMetalbox from the date of acquisition, February 22, 1996. Historical amounts for CarnaudMetalbox include the results from operations of CarnaudMetalbox for the preacquisition period beginning January 1, 1996 and ending on the acquisition date. Pro forma adjustments relate only to such preacquisition period.

  B. To reflect the net decrease in depreciation and amortization expense due to (a) amortization of the excess purchase price over net tangible assets acquired on a straight-line basis over 40 years, net of elimination of CarnaudMetalbox historical amortization of excess acquisition costs over the values assigned to net assets acquired in prior acquisitions, (b) additional amortization resulting from basis assigned to intangible assets other than goodwill, (c) net decrease in depreciation resulting from change in asset basis and lives identified in the appraisal process, and (d) decreased depreciation resulting from property and equipment written off under existing plans of restructuring.

  C. To reflect the increase in interest expense resulting from the use of new borrowings to finance a portion of the purchase price. The interest rate on new borrowings of $1.84 billion is assumed to be 7.5% per annum. Such borrowings have been made by the Company under the Acquisition Facility, which bears interest at a variable rate. See Exhibit 10.1 to the Company's Current Report on Form 8-K filed on December 15, 1995, which is hereby incorporated by reference, for additional information with respect to the terms of the Acquisition Facility. See footnote (2) in "Capitalization" for information on the Company's intention to replace such facility.

  D. To reflect the income tax effect of increased interest net of decreased depreciation at the statutory tax rate of 37.0%. The Company expects that its effective consolidated income tax rate may be higher than that reflected in the unaudited pro forma consolidated condensed statements of operations due to several factors, including the geographical mix in which the Company's future pre-tax earnings are generated, the non-deductibility for tax purposes of a significant portion of the purchase price for the CarnaudMetalbox acquisition and the accounting rules governing utilization of pre-acquisition net operating losses.

  E. To reflect dividends on Preferred Stock of $1.88 per share per annum on 12,432,622 outstanding shares.

  F. The unaudited pro forma consolidated condensed statement of operations for the year ended December 31, 1995 has been updated from that included in the Company's Current Report on Form 8-K/A filed on May 7, 1996, principally to reflect increased pro forma goodwill amortization arising from changes in the estimated fair value of net tangible assets acquired and the acquisition in the second quarter of 1996 of the remaining 1.3% minority interest in CarnaudMetalbox.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the ratio of earnings to fixed charges for the Company and its consolidated subsidiaries for the periods shown. The ratios were derived from the audited consolidated financial statements of the Company for the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and from the unaudited consolidated financial statements of the Company for the nine months ended September 30, 1996.

                                  NINE MONTHS ENDED YEAR ENDED DECEMBER 31,
                                    SEPTEMBER 30,   --------------------------
                                        1996        1995  1994  1993 1992 1991
                                  ----------------- ----  ----  ---- ---- ----
Ratio of Earnings to Fixed
 Charges.........................       2.2x*       1.7x* 2.8x* 4.2x 4.3x 3.7x

--------

* In 1994 and 1995 and the nine months ended September 30, 1996, the Company incurred pre-tax restructuring charges of $114.6 million, $102.7 million and $29.6 million, respectively, reflecting the costs associated with various restructuring activities. If such charges had not been incurred, the ratio of earnings to fixed charges for 1994, 1995 and the nine months ended September 30, 1996 would have been 3.9x, 2.4x and 2.3x, respectively. The ratio of earnings to fixed charges for the nine months ended September 30, 1996 reflects the interest on the debt incurred by the Company in connection with the Company's acquisition of CarnaudMetalbox and the results of operations of CarnaudMetalbox since the acquisition date of February 22, 1996. See "Unaudited Pro Forma Consolidated Condensed Statements of Operations" for additional information.

  For purposes of this ratio, earnings consist of income before income taxes, equity in earnings of affiliates and cumulative effect of accounting changes plus fixed charges (exclusive of interest capitalized during the period and Preferred Stock dividend requirements), amortization of interest previously capitalized and distributed income from less-than-50%-owned companies. Fixed charges include interest incurred, Preferred Stock dividend requirements, amortization of debt issue costs and the portion of rental expense that is deemed representative of an interest factor.

              DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

GENERAL

  The following description of the Debt Securities offered hereby supplements, and to the extent inconsistent therewith, supersedes, insofar as such description relates to such Debt Securities, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which description reference is hereby made. The Debt Securities
will be issued under an Indenture, dated as of    , 1996, among the Company,
the Subsidiary Issuers and The Bank of New York, as Trustee. Reference should be made to the accompanying Prospectus for a detailed summary of the provisions of the Indenture.

  The Debentures are being offered by Crown Cork & Seal Company, Inc., a
Pennsylvania corporation. The 2026 Debentures are limited to $    million
aggregate principal amount and will mature on    , 2026. The 2096 Debentures
are limited to $     million aggregate principal amount and will mature on
   , 2096.

  The UK Notes are being offered by Crown Cork & Seal Finance PLC, a public limited company organized under the laws of England and Wales. The UK 2003
Notes are limited to $    million aggregate principal amount and will mature
on    , 2003. The UK 2006 Notes are limited to $    million aggregate
principal amount and will mature on    , 2006.

  The French 2006 Notes are being offered by Crown Cork & Seal Finance S.A., a societe anonyme organized under the laws of the Republic of France. The French
2006 Notes are limited to $    million aggregate principal amount and will
mature on    , 2006.

  Each series of Debt Securities issued by a Subsidiary Issuer will be irrevocably and unconditionally guaranteed as to principal, interest and Additional Amounts, if any, by the Company. Each series of Debt Securities issued by a Subsidiary Issuer is redeemable at the option of such Subsidiary Issuer, in whole, but not in part, at the principal amount thereof plus accrued interest in the event of certain tax law changes requiring the payment of Additional Amounts as described under "Description of Debt Securities and Guarantees--Redemption for Taxation Reasons" in the accompanying Prospectus. For additional redemption rights of the Issuers, see "--Optional Redemption" below. There is no provision for a sinking fund for the Debt Securities.

  Interest on the Debt Securities will be payable semi-annually, on     and
    of each year, commencing on    , 1997. The Debt Securities will each bear
interest at the respective rates per annum set forth on the cover page of this
Prospectus Supplement, payable semi-annually in arrears on     and     of each
year, commencing on    , 1997(each, an "Interest Payment Date") to the persons
in whose names the Debt Securities are registered (or, in the case of bearer securities deposited with, or on behalf of, a Bearer Security Depositary, the persons in whose names the certificateless depositary interests therein are registered) at the close of business (whether or not a business day) on the
immediately preceding     or    , as the case may be. Interest on the Debt
Securities will be computed on the basis of a 360-day year of twelve 30-day months. The Debt Securities will be issued in denominations of $1,000 and integral multiples thereof.

  Each series of Debt Securities issued by the Company or Crown Cork & Seal Finance S.A. will be represented by a global note registered in the name of a nominee of The Depository Trust Company. Each series of Debt Securities issued by Crown Cork & Seal Finance PLC will be represented by a global note in bearer form which is expected to be deposited with The Bank of New York under a Bearer Security Depositary Agreement pursuant to which a certificateless depositary interest in respect of such global note will be issued to DTC. Beneficial interests in the Debt Securities will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC and its participants. Except in limited circumstances, the Debt Securities will not be available in definitive form. See "Description of Debt Securities and Guarantees--Global Securities in Registered Form" and "--Global Securities in Bearer Form" in the accompanying Prospectus.

  The claims of holders under the Debt Securities or the Guarantees will be effectively subordinated to the claims of creditors of the Company's subsidiaries. After giving effect to the offering, as of September 30, 1996, the total outstanding indebtedness (other than the Debt Securities issued by the Subsidiary Issuers) of the Company's subsidiaries was $2,361.2 million. The Indenture does not restrict the amount of indebtedness that may be incurred by the Company or its subsidiaries.

  The corporate trust office of the Trustee located in the City of New York will be designated as the sole Paying Agent for payments with respect to the Debt Securities. Payment of principal of and interest on the global notes will be made in immediately available funds. Beneficial interests in the global notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in same-day funds.

OPTIONAL REDEMPTION

  The Debt Securities will be redeemable as a whole or in part, at the option of the Issuer at any time, at a redemption price equal to the greater of (a) 100% of the principal amount of the Debt Securities to be redeemed and (b) the sum of the present values of the Remaining Scheduled Payments (as hereinafter defined) thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury
Rate plus    basis points, plus in either case accrued interest on the
principal amount being redeemed to the date of redemption.

  "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

  "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Debt Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debt Securities. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

  "Comparable Treasury Price" means, with respect to any redemption date, (a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (b) if such release (or any successor release) is not published or does not contain such prices on such business day, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

  "Reference Treasury Dealer" means each of Salomon Brothers Inc, CS First Boston Corporation, Chase Securities Inc., J.P. Morgan Securities Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

  "Remaining Scheduled Payments" means, with respect to any Debt Security, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Debt Security, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

  Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debt Securities to be redeemed.

  Unless the Issuer defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Debt Securities or portions thereof called for redemption.

CONDITIONAL RIGHT TO SHORTEN MATURITY OF THE 2096 DEBENTURES

  The Company intends to deduct interest paid on the 2096 Debentures for United States federal income tax purposes. However, the Clinton Administration's budget proposal for Fiscal Year 1997, released on March 19, 1996, contained a series of proposed tax law changes that, among other things, would prohibit an issuer from deducting interest payments on debt instruments with a maturity of more than 40 years. On March 29, 1996, the Chairmen of the Senate Finance Committee and the House Ways and Means Committee issued a statement to the effect that this proposal, if enacted, would not be effective prior to the date of "appropriate congressional action." There can be no assurance, however, that this proposal or similar legislation affecting the Company's ability to deduct interest paid on the 2096 Debentures will not be enacted in the future or that any such legislation would not have a retroactive effective date.

  Upon occurrence of a Tax Event (as defined below), the Company will have the right to shorten the maturity of the 2096 Debentures to the extent required, in the opinion of a nationally recognized independent tax counsel, such that, after the shortening of the maturity, interest paid on the 2096 Debentures will be deductible for United States federal income tax purposes. There can be no assurance that the Company would not exercise its right to shorten the maturity of the 2096 Debentures upon the occurrence of such a Tax Event.

  In the event that the Company elects to exercise its right to shorten the maturity of the 2096 Debentures on the occurrence of a Tax Event, the Company will mail a notice of shortened maturity to each Holder of the 2096 Debentures by first-class mail not more than 60 days after the occurrence of such Tax Event, stating the new maturity date of the 2096 Debentures. Such notice shall be effective immediately upon mailing.

  The Company believes that the 2096 Debentures should constitute indebtedness for United States federal income tax purposes under current law, and an exercise of its right to shorten the maturity of the 2096 Debentures would not be a taxable event to holders. Prospective investors should be aware, however, that the Company's exercise of its right to shorten the maturity of the 2096 Debentures will be a taxable event to holders if the 2096 Debentures are treated as equity for purposes of United States federal income taxation before the maturity is shortened, assuming that the 2096 Debentures of shortened maturity are treated as debt for such purposes.

  "Tax Event" means that the Company shall have received an opinion of a nationally recognized independent tax counsel to the effect that on or after the date of the issuance of the 2096 Debentures, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in laws, or any regulations thereunder, of the United States, (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt such procedures or regulations (an "Administrative Action"), or (c) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, on or after, the date of the issuance of the 2096 Debentures, such change in tax law creates a more than insubstantial risk that interest paid by the Company on the 2096 Debentures is not, or will not be, deductible, in whole or in part, by the Company for purposes of United States federal income tax.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the applicable Issuers have agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amounts of the Debt Securities set forth opposite its name below:

                             PRINCIPAL PRINCIPAL  PRINCIPAL  PRINCIPAL  PRINCIPAL
                             AMOUNT OF AMOUNT OF  AMOUNT OF  AMOUNT OF  AMOUNT OF
                              UK 2003   UK 2006  FRENCH 2006    2026       2096
   UNDERWRITERS                NOTES     NOTES      NOTES    DEBENTURES DEBENTURES
   ------------              --------- --------- ----------- ---------- ----------
   Salomon Brothers Inc ...
   CS First Boston
    Corporation............
   Chase Securities Inc. ..
   J.P. Morgan Securities
    Inc. ..................
     Total.................

  In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all the Debt Securities offered hereby if any Debt Securities are purchased. In the event of default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, the Underwriting Agreement may be terminated.

  The Issuers have been advised by the Underwriters that the Underwriters propose initially to offer the Debt Securities to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and
to certain dealers at such price less a concession of not more than   % of the
principal amount of the UK 2003 Notes,    % of the principal amount of each of
the UK 2006 Notes and the French 2006 Notes, % of the principal amount of the 2026 Debentures and % of the principal amount of the 2096 Debentures. The Underwriters may allow and such dealers may reallow to certain other dealers a
concession of not more than   % of the principal amount of the UK 2003 Notes,
   % of the principal amount of each of the UK 2006 Notes and the French 2006 Notes, % of the principal amount of the 2026 Debentures and % of the principal amount of the 2096 Debentures. After the initial public offering, the public offering price and such concessions may be changed.

  The Debt Securities are a new issue of securities with no established trading market. Application will be made to list the Debt Securities on the New York Stock Exchange, and the Underwriters intend to make a market in the Debt Securities subject to applicable laws and regulations. However, the Underwriters are not obligated to do so and may discontinue making a market at any time without notice. Accordingly, there can be no assurance given as to the liquidity of the trading market for the Debt Securities.

  The Underwriting Agreement provides that the Issuers will indemnify the several Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, or contribute to payments which the Underwriters may be required to make in respect thereof.

  Certain Underwriters and their affiliates have from time to time provided, and may in the future provide, investment banking and commercial banking services to the Company, for which they received or will receive customary fees.

  Chase Securities Inc., one of the Underwriters, is an affiliate of The Chase Manhattan Bank, which is an agent on and a lender under the Company's two revolving credit facilities and otherwise engages in general financing and banking transactions with the Company. The Company intends to use the net proceeds of the offering to repay a portion of the loans outstanding under the Acquisition Facility, and The Chase Manhattan Bank will receive its proportionate share (approximately 12%) of such repayment. See "Use of Proceeds." Because an affiliate of a member of the National Association of Securities Dealers, Inc. (the "NASD") will receive more than 10% of the net offering proceeds, the offering is being conducted in accordance with Rule 2710(c)(8) of the NASD's Conduct Rules.

  The Bank of New York is a lender under one of the Company's two revolving credit facilities and otherwise engages in general financing and banking transactions with the Company.

                                    EXPERTS

  The financial statements incorporated in this Prospectus Supplement and the accompanying Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The audited financial statements of CarnaudMetalbox as of December 31, 1994 and 1993 and for each of the two years ending on December 31, 1994 and 1993 included in the Company's Current Report on Form 8-K filed on March 1, 1996, as amended, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus have been so incorporated in reliance on the report of Arthur Andersen LLP, independent accountants, and Befec-Price Waterhouse and Claude Chevalier, statutory auditors, given on the authority of said firms as experts in auditing and accounting. The audited financial statements of CarnaudMetalbox as of December 31, 1995 and for the year ended December 31, 1995 included in such Current Report on Form 8-K have been so incorporated in reliance on the report of Arthur Andersen LLP, independent accountants, and Befec-Price Waterhouse and Salustro Reydel, statutory auditors, given on the authority of said firms as experts in auditing and accounting.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAW OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

                             DECEMBER 5, 1996

PROSPECTUS
DEBT SECURITIES



CROWN CORK & SEAL COMPANY, INC.                             [LOGO APPEARS HERE]

CROWN CORK & SEAL FINANCE PLC
CROWN CORK & SEAL FINANCE S.A.
IRREVOCABLY AND UNCONDITIONALLY GUARANTEED BY
CROWN CORK & SEAL COMPANY, INC.


Any of Crown Cork & Seal Company, Inc. (the "Company"), Crown Cork & Seal Finance PLC, a public limited company organized under the laws of England and Wales and an indirect wholly owned subsidiary of the Company, and Crown Cork & Seal Finance S.A., a societe anonyme organized under the laws of the Republic of France and an indirect wholly owned subsidiary of the Company (together with Crown Cork & Seal Finance PLC, the "Subsidiary Issuers"), may offer and sell from time to time its debt securities, consisting of debentures, notes and/or other unsecured evidences of indebtedness (the "Debt Securities"), on terms to be determined at the time of sale, through dealers, underwriters or agents to be designated or directly to other purchasers, at an aggregate initial offering price not exceeding $1,500,000,000 or its equivalent in another currency or composite currency. The Company, in its capacity as an issuer, and the Subsidiary Issuers are collectively referred to herein as the "Issuers." The Debt Securities may be offered as separate series with the same or various maturities. The specific designation, aggregate principal amount, denominations, currency of payment, maturity, premium, if any, rate or rates and times of payment of interest, if any, terms for any redemption at the option of the applicable Issuer or the holder, terms for any sinking fund payments, the initial public offering price, the net proceeds to the applicable Issuer and any other specific terms in connection with the offering and sale of the Debt Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement").

The Debt Securities offered by the Subsidiary Issuers will be unconditionally guaranteed (the "Guarantees") by the Company (in such capacity, the "Guarantor"), and the Guarantees will rank on a parity with all unsecured and unsubordinated indebtedness of the Company.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The dealer's or other purchaser's purchase price or underwriter's or agent's commission with respect to any Debt Securities is set forth in, or may be calculated from, the Prospectus Supplement, and the net proceeds to the applicable Issuer from such sale will be the purchase price of such Debt Securities in the case of a dealer or other purchaser or the public offering price less such commission in the case of an underwriter or agent, and less, in each case, the other attributable issuance expenses. The aggregate proceeds to the applicable Issuer from all the Debt Securities sold by such Issuer will be the purchase price of Debt Securities sold less the aggregate of underwriters' and agents' commissions and other expenses of issuance and distribution. See "Plan of Distribution" for indemnification arrangements for the dealers, other purchasers, underwriters and agents. This Prospectus may not be used to consummate sales of Debt Securities unless accompanied by a Prospectus Supplement.


The date of this Prospectus is December  , 1996.

  NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SUBSIDIARY ISSUER OR ANY UNDERWRITER OR DEALER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ANY SUBSIDIARY ISSUER SINCE SUCH DATE.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the world wide web that contains reports, proxy and information statements and other information on registrants, such as the Company, who must file such material with the Commission electronically. The Commission's internet address on the world wide web is http://www.sec.gov. In addition, material filed by the Company may also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which exchange the Common Stock, par value $5.00 per share ("Common Stock"), of the Company and 4.5% Convertible Preferred Stock, par value $41.8875 per share ("Preferred Stock"), of the Company are listed.

  The Company and, with respect to Debt Securities issued by the Subsidiary Issuers, the Subsidiary Issuers have filed a registration statement on Form S-3 (herein, together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

  Crown, on behalf of the Subsidiary Issuers, and each of the Subsidiary Issuers have made application to the Commission for an order of the Commission exempting each of the Subsidiary Issuers from the reporting requirements of the Exchange Act. If such order is granted, or the Commission otherwise grants relief to the Subsidiary Issuers from such reporting requirements, neither of the Subsidiary Issuers will be subject to the informational requirements of the Exchange Act. In addition, in view of the guarantee of the Debt Securities given by the Company, none of the Subsidiary Issuers intends to furnish to holders of Debt Securities separate financial statements or other reports.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission (File No. 1-2227) pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus: (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (b) the Company's

Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 (as amended by the Company's Reports on Form 10-Q/A filed on May 16, 1996 and September 26, 1996), June 30, 1996 (as amended by the Company's Report on Form 10-Q/A filed on September 26, 1996), and September 30, 1996; and (c) the Company's Current Reports on Form 8-K filed on January 2, 1996, March 1, 1996 (as amended by the Company's Reports on Form 8-K/A filed on March 18, 1996, May 3, 1996 and May 7, 1996), September 26, 1996, and October 15, 1996.

  All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Certain statements contained herein or in the accompanying Prospectus Supplement, including, without limitation, the statements in "The Company" which are not historical facts, or incorporated by reference herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. Certain factors as discussed herein or in the Company's Exchange Act filings with the Commission, including the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, as amended, could cause actual results to differ materially from those in the forward-looking statements. Unless otherwise specifically provided herein or in any accompanying Prospectus Supplement, references to "$" or "dollars" in this Prospectus or any such Prospectus Supplement shall mean United States dollars.

  THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, OTHER THAN THE EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO CROWN CORK & SEAL COMPANY, INC., 9300 ASHTON ROAD, PHILADELPHIA, PENNSYLVANIA 19136, ATTN: CORPORATE SECRETARY, TELEPHONE (215) 698-5100.

                                  THE COMPANY

  The Company is the leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania. Additional information with respect to the Company will be set forth in the Prospectus Supplement. Reports, proxy statements and other information concerning the Company also may be obtained as set forth under "Available Information."

                            THE SUBSIDIARY ISSUERS

  The Debt Securities may be issued directly by the Company or by either of the following indirect wholly owned subsidiaries of the Company.

 Crown Cork & Seal Finance PLC

  Crown Cork & Seal Finance PLC is a public limited company organized under the laws of England and Wales. The purpose of Crown Cork & Seal Finance PLC is to undertake major borrowings on behalf of the Company and certain of its subsidiaries and to advance the proceeds of such borrowings to the Company or certain of its subsidiaries.

 Crown Cork & Seal Finance S.A.

  Crown Cork & Seal Finance S.A. is a societe anonyme organized under the laws of the Republic of France. The purpose of Crown Cork & Seal Finance S.A. is to undertake major borrowings on behalf of the Company and certain of its subsidiaries and to advance the proceeds of such borrowings to the Company or certain of its subsidiaries.

 Enforceability of Certain Civil Liabilities

  Crown Cork & Seal Finance PLC is a public limited company organized under the Companies Act 1985 of England and Wales. Crown Cork & Seal Finance S.A. is a societe anonyme organized under the laws of the Republic of France. Many of the directors and executive officers of each of the Subsidiary Issuers (and certain of the experts named in this Prospectus) are citizens or residents of jurisdictions other than the United States. All or a substantial portion of the assets of such directors, executive officers and experts residing outside of the United States and all of the assets of the Subsidiary Issuers are or may be located outside of the United States. As a result, it may not be possible to effect service of process on such directors and executive officers, such experts or on the Subsidiary Issuers in the United States or to enforce, collect or realize, in United States courts, upon judgments that may be obtained against such persons in United States courts and predicated upon civil liability under United States securities laws. The Company and the Subsidiary Issuers have been advised by Titmuss Sainer Dechert and Jeantet & Associes, special United Kingdom and French counsel, respectively, to the Company, that (a) there is doubt as to the enforceability in the United Kingdom, in original actions or actions for the enforcement of judgments of United States courts, of civil liabilities predicated solely on United States federal securities laws; and (b) if an original action is brought in France, predicated solely upon the United States federal securities laws, French courts may not have the requisite jurisdiction to adjudicate such action or grant the remedies sought, and that actions for enforcement in France of judgments of United States courts, rendered against French persons referred to in the second sentence of this paragraph would require such persons to waive their right under Article 15 of the French Civil Code to be sued in France only. The Company believes that none of such persons has waived such right with respect to actions predicated solely upon United States federal securities laws. In addition, actions in the United States under United States federal securities laws could be affected under certain circumstances by the French law of July 16, 1980, which may preclude or restrict the obtaining of evidence in France or from French persons in connection with such actions. The indenture pursuant to which the Debt Securities will be issued will provide that each of the Subsidiary Issuers will appoint CT Corporation as its agent for service of process in any suit, action or proceeding with respect to such indenture brought under federal or state securities laws in any federal or state court located in the City of New York, and will submit to such jurisdiction.

                                USE OF PROCEEDS

  Unless otherwise described in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes of the Company and its subsidiaries, including repayment of indebtedness, working capital, capital expenditure or other corporate purposes.

                 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

  The Debt Securities and Guarantees are to be issued under an Indenture,
dated as of    , 1996 (the "Indenture"), among the Company, the Subsidiary
Issuers and The Bank of New York, as Trustee (the "Trustee"), a copy of which has been filed with the Commission as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture. Capitalized terms are defined in the Indenture unless otherwise defined herein. Wherever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference. The following sets forth certain general terms and provisions of the Debt Securities and Guarantees. The particular terms of each series, or of Debt Securities forming a part of a series, which are offered by a Prospectus Supplement will be described in such Prospectus Supplement.

GENERAL

  The Indenture provides for the issuance, from time to time in one or more series, of unsecured obligations of the applicable Issuer, which may be debentures, notes or other evidences of indebtedness ("Debt Securities"). The Company will irrevocably and unconditionally guarantee payments of principal, interest, premium and Additional Amounts, if any, on any Debt Securities issued by a Subsidiary Issuer. The Indenture does not limit the amount of Debt Securities that may be authenticated and delivered thereunder. Each series of Debt Securities may be established in or pursuant to a resolution of the Issuer's (and, if the Issuer is a Subsidiary Issuer, the Company's) Board of Directors or in one or more indentures supplemental to the Indenture. The Indenture does not limit the amount of other indebtedness or securities that may be issued by the Issuers.

  The applicable Prospectus Supplement will name the Issuer, set forth the price or prices at which the Debt Securities to be offered will be issued and describe the following terms of such Debt Securities: (a) the title of such Debt Securities; (b) any limit on the aggregate principal amount of such Debt Securities; (c) the date or dates on which the principal of, and any premium on, such Debt Securities is payable; (d) the rate or rates at which such Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (e) the dates on which such interest, if any, will be payable and the Regular Record Dates for such Interest Payment Dates; (f) the place or places where the principal of and any premium or interest on such Debt Securities shall be payable and where any of such Debt Securities may be surrendered for exchange and notices and demands in respect of the Debt Securities and the Indenture may be served; (g) the period or periods within which, the price or prices at which, the currency or currency unit in which, and the terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed; (h) the obligation, if any, of the applicable Issuer to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which, the currency or currency unit in which, and the terms and conditions upon which such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (i) if other than denominations of $1,000 and any integral multiple thereof, the denomination in which such Debt Securities shall be issuable; (j) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities payable upon declaration of acceleration of the maturity thereof; (k) any additional events of default or covenants applicable to such Debt Securities; (l) if other than U.S. dollars, the currency or currency unit in which payment of the principal of and any premium or interest on such Debt Securities shall be made or in which such Debt Securities shall be denominated and the particular provisions applicable thereto; (m) if the principal of and any premium or interest on such Debt Securities are to be payable, at the election of the applicable Issuer or a Holder thereof, in a currency or currency unit other than that in which such Debt Securities are denominated or stated to be payable, the currency or currency unit in which the principal of (and premium, if any) and interest, if any, on such Debt Securities as to which such election is made shall be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the currency or currency unit in which such Debt Securities are denominated or stated to be payable and the currency or currency unit in which such Debt Securities are to be so payable;
(n) if the amount of payments of the principal of and any premium or interest on such Debt Securities may be determined with reference to an index based on a currency or currency unit other than that in which such Debt Securities are denominated or stated to be payable or any other index or formula, the manner in which such amounts shall be determined; (o) if applicable, if the Debt Securities will be entitled to the benefits of the Guarantees afforded by the Indenture, or otherwise the form of any Guarantees to be endorsed on the Debt Securities; (p) where appropriate, that such Debt Securities, in whole or any specified part, are not defeasible pursuant to the provisions of the Indenture; (q) whether such Debt Securities shall be issued in whole or in part in the form of one or more Global Securities (as described below under "--Global Securities in Registered Form" and "--Global Securities in Bearer Form") and, in such case, the Depositary or Bearer Security Depositary for such Global Security or Securities, and whether such

Global Security or Securities shall be temporary or permanent; and whether such Debt Securities shall be issued in bearer form (including Securities registrable as to principal only) with or without interest coupons and the exchangeability of such Debt Securities for Debt Securities in fully registered form; (r) if such Debt Securities of any series may be converted into or exchanged for any other securities, the terms and conditions of such conversion or exchange; and (s) any other terms of such Debt Securities, which terms shall not be inconsistent with the provisions of the Indenture (Section 3.01).

  Unless otherwise indicated below or in the applicable Prospectus Supplement, the Debt Securities of the Company and Crown Cork & Seal Finance S.A. will be issued only in fully registered form without coupons, the Debt Securities of Crown Cork & Seal Finance PLC will be issued only in bearer form without coupons in a Global Security held initially by the Bearer Security Depositary, and, in any case, the Debt Securities will be in denominations and currencies as established by a resolution of the applicable Issuer's Board of Directors if other than denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of the Debt Securities, but the applicable Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (Sections 3.02 and 3.05).

  Debt Securities may be issued as Discounted Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. Certain United States federal income tax and other considerations applicable thereto are described herein, and any special United States federal income tax considerations will be described in the applicable Prospectus Supplement. In addition, special United States federal income tax and other considerations applicable to any Debt Securities which are denominated in a currency, currencies or currency units (including composite currencies) other than US dollars will be described in the applicable Prospectus Supplement.

  The Company anticipates that Crown Cork & Seal Finance S.A. will issue only Debt Securities meeting the definition of "obligations" under Article 284 of the French company law of July 24, 1966, providing generally, among other things, that such Debt Securities must have a minimum maturity of five years.

  The terms of the Debt Securities and the Indenture do not afford Holders of the Debt Securities protection in the event of a highly leveraged transaction involving the Company or a Subsidiary Issuer that may adversely affect Holders of the Debt Securities.

GUARANTEES

  The Company will irrevocably and unconditionally guarantee to each Holder of a Debt Security issued by a Subsidiary Issuer the due and punctual payment of the principal of, and any premium, interest and Additional Amounts on, such Debt Security, when and as the same shall become due and payable, whether at maturity, upon acceleration, by call for redemption or otherwise. The Company has (a) agreed that its obligations under the Guarantees in the event of an Event of Default will be as if it were principal obligor and not merely surety, and will be enforceable irrespective of any invalidity, irregularity or unenforceability of any series of the Debt Securities or the Indenture or any supplement thereto and (b) waived its right to require the Trustee or the Holders to pursue or exhaust its legal or equitable remedies against the applicable Subsidiary Issuer prior to exercising its rights under the Guarantees.

RANKING

  The Debt Securities issued by the Company and the Guarantees will be unsecured obligations of the Company, and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. The Debt Securities issued by a Subsidiary Issuer will be unsecured obligations of such Subsidiary Issuer, and will rank on a parity with all other unsecured and unsubordinated indebtedness of such Subsidiary Issuer.

  Dividend and other distributions to the Company from its various subsidiaries may be subject to certain statutory, contractual and other restrictions (including, without limitation, exchange controls that may be applicable to foreign subsidiaries). The rights of any creditors of the Company to participate in the assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against such subsidiary. The claims of Holders under the Debt Securities or the Guarantees will be effectively subordinated to the claims of creditors of the Company's subsidiaries. The Indenture does not restrict the amount of indebtedness that may be incurred by the Company or its subsidiaries.

GLOBAL SECURITIES IN REGISTERED FORM

  Unless otherwise specified in the applicable Prospectus Supplement, the following provisions will apply to Debt Securities issued by the Company or Crown Cork & Seal Finance S.A.

  General. The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities in registered form. Such Global Securities will be registered in the name of, and deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either temporary or permanent form. Except as otherwise set forth below, unless and until it is exchanged for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor (Sections 3.01 and 3.11).

  Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit the accounts of persons held with it with the respective principal amounts of the Debt Securities represented by such Global Security. Such accounts shall be designated by the underwriters or agents with respect to such Debt Securities or by the applicable Issuer if such Debt Securities are offered and sold directly by such Issuer. Ownership of beneficial interest in a Global Security will be limited to persons that have accounts with the Depositary for such Global Security or its nominee ("participants"), or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

  So long as the Depositary for a Global Security, or its nominee, is the owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Accordingly, each person holding a beneficial interest in a Global Security must rely on the procedures of the Depositary and the participants through which such person owns such beneficial interest to exercise any rights and obligations of a Holder under the Indenture. Unless otherwise specified in the Prospectus Supplement, and except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the Holders thereof under the Indenture governing such Debt Securities.

  Payments on Global Securities. Payments of principal of and any premium and interest on the Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the Holder of the Global Security representing such Debt Securities. Neither the Company, the Issuer nor the Trustee for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company and Crown Cork & Seal Finance S.A. expect that the Depositary for Debt Securities of a series, upon receipt of any payment of principal of and any premium and interest on the Debt Securities in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company and Crown Cork & Seal Finance S.A. also expect that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. Receipt by owners of beneficial interest in a temporary Global Security of payments in respect of such temporary Global Security may be subject to restrictions. Any such restrictions will be described in the Prospectus Supplement relating thereto.

  Issuance of Definitive Debt Securities. If a Depositary for Debt Securities of a series is at any time unwilling or unable to continue as Depositary or no longer registered or in good standing under the Exchange Act or other statute or regulation, and a successor depositary is not appointed by the applicable Issuer, such Issuer will issue Debt Securities of such series in definitive form in exchange for the Global Security or Debt Securities representing Debt Securities of such series. In addition, if an Event of Default shall have occurred and be continuing under the Indenture with respect to any series of Debt Securities, any Holder of such Debt Securities will be entitled to request and to receive definitive Debt Securities. The applicable Issuer may at any time and in its sole discretion determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Debt Securities representing Debt Securities. Further, if the applicable Issuer so specifies with respect to the Debt Securities of a series, each Person specified by the Depositary of the Global Security representing Debt Securities of such series may, on terms acceptable to such Issuer and the Depositary for such Global Security, receive Debt Securities of such series in definitive form. In any such instance, each Person so specified by the Depositary of the Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such Person's beneficial interest in the Global Security (Sections 3.01 and 3.11).

GLOBAL SECURITIES IN BEARER FORM

  Unless otherwise specified in the applicable Prospectus Supplement, the following provisions will apply to Debt Securities issued by Crown Cork & Seal Finance PLC.

  General. The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities in bearer form. Such Global Securities will be deposited with, or on behalf of, a bearer security depositary (the "Bearer Security Depositary") identified in the Prospectus Supplement relating to such series. Pursuant to a Bearer Security Depositary Agreement, such Bearer Security Depositary will issue a certificateless depositary interest (representing a 100% interest in the underlying Global Security) to a separate depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. For a summary of certain provisions of the Bearer Security Depositary Agreement, see "--Description of the Bearer Security Depositary Agreement" below.

  Global Securities may be issued in either temporary or permanent form. Except as otherwise set forth below, unless and until a Global Security is exchanged for Debt Securities in definitive form, (a) a Global Security held by a Bearer Security Depositary may not be transferred except as a whole by such Bearer Security Depositary to a nominee thereof or by a nominee thereof to such Bearer Security Depositary or another nominee thereof or by Bearer Security Depositary or any such nominee to a successor of such Bearer Security Depositary or a nominee of such successor and (b) the certificateless depositary interest in a Global Security held by a Depositary may not be transferred except as a whole by such Depositary to a nominee thereof or by a nominee thereof to such Depositary or another nominee thereof or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor (Sections 3.01 and 3.12).

  Upon confirmation by the Depositary that the Bearer Security Depositary has custody of the Global Security and upon acceptance by the Depositary of the certificateless depositary interest in such Global Security, the Depositary for such Global Security or its nominee will credit the accounts of persons held with it with the respective principal amounts of the Debt Securities represented by such Global Security. Such accounts shall be designated by the underwriters or agents with respect to such Debt Securities or by the applicable Issuer if such Debt Securities are offered and sold directly by such Issuer. Ownership of beneficial interest in a Global Security will be limited to persons that have accounts with the Depositary for such Global Security or its nominee ("participants"), or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Global Security or by participants or persons that hold through participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

  So long as the Bearer Security Depositary or its nominee is the holder of the Global Security, the Bearer Security Depositary for a Global Security, or its nominee, as the case may be, will be considered the sole Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Accordingly, each person holding a beneficial interest in a Global Security must rely on the procedures of the Bearer Security Depositary and the Depositary and the participants through which such persons owns such beneficial interest to exercise any rights and obligations of a Holder under the Indenture. Unless otherwise specified in the Prospectus Supplement, and except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the Holders thereof under the Indenture governing such Debt Securities.

  Payments on Global Securities. Payments of principal of and any premium and interest on the Debt Securities held by a Bearer Security Depositary or its nominee will be made to the Bearer Security Depositary or its nominee, as the case may be, as the Holder of the Global Security representing such Debt Securities. All such amounts will be payable by a Paying Agent located outside of the United Kingdom. Upon receipt of any payment of principal of and any premium and interest on the Debt Securities, the Bearer Security Depositary will distribute all such payments to the Depositary. Neither the Company, the Issuer nor the Trustee for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Crown Cork & Seal Finance PLC expects that the Depositary for Debt Securities of a series, upon receipt of any payment of principal of and any premium and interest on the Debt Securities in respect of a permanent Global Security, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. Crown Cork & Seal Finance PLC also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. Receipt by owners of beneficial interest in a temporary Global Security of payments in respect of such temporary Global Security may be subject to restrictions. Any such restrictions will be described in the Prospectus Supplement relating thereto.

  Issuance of Definitive Debt Securities. If a Depositary or a Bearer Security Depositary for Debt Securities of a series is at any time unwilling or unable to continue as Depositary or Bearer Security Depositary, as the case may be, or such Depositary is no longer registered or in good standing under the Exchange Act or other statute or regulation, and a successor depositary or bearer security depositary, as the case may be, is not appointed by the applicable Issuer, such Issuer will issue Debt Securities of such series in definitive form in exchange for the Global Security or Debt Securities representing Debt Securities of such series. In addition, if an Event of Default shall have occurred and be continuing under the Indenture with respect to any series of Debt Securities, any Holder of such Debt Securities will be entitled to request and receive definitive Debt Securities. The applicable Issuer may at any time and in its sole discretion determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for the Global Security or Debt Securities representing Debt Securities. Further, if the applicable Issuer so specifies with respect to the Debt Securities of a series, each Person specified by the Bearer Security Depositary of the Global Security representing Debt Securities of such series may, on terms acceptable to such Issuer, the Bearer Security Depositary and the Depositary for such Global Security, receive Debt Securities of such series in definitive form. In any such instance, each Person so specified by the Bearer Security Depositary will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such Person's beneficial interest in the Global Security. If any definitive Debt Securities are issued, they will be issued only in registered form (Sections 3.01, 3.11 and 3.12).

  HOLDERS SHOULD BE AWARE THAT, UNDER CURRENT U.K. TAX LAW, UPON THE ISSUANCE TO A HOLDER OF DEFINITIVE DEBT SECURITIES, SUCH HOLDER WILL BECOME SUBJECT TO U.K. INCOME TAX (CURRENTLY 20%) TO BE WITHHELD ON ANY PAYMENTS OF INTEREST ON THE DEBT SECURITIES AS SET FORTH UNDER "TAXATION--UNITED KINGDOM TAX CONSIDERATIONS." IF SUCH DEFINITIVE DEBT SECURITIES ARE ISSUED PURSUANT TO THE REQUEST OF A HOLDER FOLLOWING AN EVENT OF DEFAULT, CROWN CORK & SEAL FINANCE PLC WILL NOT BE OBLIGATED TO PAY ANY ADDITIONAL AMOUNTS WITH RESPECT TO SUCH DEBT SECURITIES. However, United States holders of definitive Debt securities may be entitled to receive a refund of withheld amounts from the U.K. Inland Revenue in certain circumstances. See "Taxation--United Kingdom Tax Considerations." In addition, if a holder of a beneficial interest in a Debt Security receives definitive Debt Securities other than pursuant to its request, such holder will be entitled to receive Additional Amounts with respect to such Debt Securities. See "--Payment of Additional Amounts."

  Description of the Bearer Security Depositary Agreement. The following summary of certain provisions of the Bearer Security Depositary Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Bearer Security Depositary Agreement, a copy of which has been filed with the Commission as an exhibit to the Registration Statement.

  As soon as practicable after receipt by the Bearer Security Depositary of notice of any solicitation of consents or request for a waiver or other action by the holders of beneficial interests in a Global Security, the Bearer Security Depositary will mail to the Depositary a notice containing (a) such information as is contained in such notice, (b) a statement that at the close of business on a specified record date the Depositary will be entitled to instruct the Bearer Security Depositary as to the consent, waiver or other action, if any, pertaining to the Global Securities, and (c) a statement as to the manner in which such instructions may be given. Upon the written request of the Depositary, the Bearer Security Depositary shall endeavor insofar as practicable to take such action regarding the requested consent, waiver or other action in respect of the Global Securities in accordance with any instructions set forth in such request. The Depositary is expected to follow the procedures described under
"--Global Securities in Bearer Form--General" above with respect to soliciting instructions from its participants. The Bearer Security Depositary will not exercise any discretion in the granting of consents or waivers or the taking of any other action relating to the Bearer Security Depositary Agreement or the Indenture.

  The Bearer Security Depositary will immediately send to the Depositary a copy of any notices, reports and other communications received relating to Crown Cork & Seal Finance PLC or the Global Securities issued by Crown Cork & Seal Finance PLC.

  Upon the occurrence of a default with respect to the Global Securities, or in connection with any other right of the Holder of the Global Security under the Indenture or the Bearer Security Depositary Agreement, if requested in writing by the Depositary, the Bearer Security Depositary will take any such action as shall be requested in such notice, provided that the Bearer Security Depositary has been offered reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request by the holders of beneficial interests in a Global Security.

  The Company and Crown Cork & Seal Finance PLC have agreed to pay all charges of the Bearer Security Depositary under the Bearer Security Depositary Agreement. The Company and Crown Cork & Seal Finance PLC have also agreed to indemnify the Bearer Security Depositary against certain liabilities incurred by it under the Bearer Security Depositary Agreement.

  The Bearer Security Depositary Agreement may be amended by agreement among the Company, Crown Cork & Seal Finance PLC and the Bearer Security Depositary. The consent of the Depositary shall not be required in connection with any amendment to the Bearer Security Depositary Agreement: (a) to cure any inconsistency or ambiguity in such Agreement; (b) to add to the covenants and agreements of the Bearer Security Depositary, the Company or Crown Cork & Seal Finance PLC; (c) to effectuate the assignment of the Bearer Security Depositary's rights and duties to a qualified successor; (d) to comply with the Securities Act, the Exchange Act or the Investment Company Act of 1940, as amended; or (e) to modify, alter, amend or supplement the Bearer Security Depositary Agreement in any other manner that is not adverse to the Depositary or the holders of beneficial interests in a Global Security. Except as set forth above, no amendment that adversely affects the Depositary may be made to the Bearer Security Depositary Agreement or any Global Security without the consent of the Depositary.

  Upon the issuance of definitive Debt Securities, the Bearer Security Depositary Agreement will terminate. The Bearer Security Depositary Agreement may be terminated upon the resignation of the Bearer Security Depositary if no successor has been appointed within 90 days as set forth below.

  The Bearer Security Depositary may at any time resign as Bearer Security Depositary by written notice delivered to each of the Company, Crown Cork & Seal Finance PLC and the Trustee, such resignation to take effect upon the appointment by Crown Cork & Seal Finance PLC of a successor bearer security depositary and its acceptance of such appointment. If at the end of 90 days after delivery of such notice, no successor bearer security depositary has been appointed and has accepted such appointment, the Bearer Security Depositary may terminate the Bearer Security Depositary Agreement.

  The Bearer Security Depositary will assume no obligation or liability under the Bearer Security Agreement other than to use good faith and reasonable care in the performance of its duties under such Agreement.

INFORMATION REGARDING DTC

  If the Depositary Trust Company ("DTC") is named as the Depositary in respect of any series of Debt Securities or any certificateless depositary interest therein, unless otherwise specified in the applicable Prospectus Supplement, the following information relating to DTC will apply.

  DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve

System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC.

  Payment of principal of and any premium, interest and Additional Amounts on any Global Security will be made in immediately available funds. Beneficial interests in any Global Security will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interest will therefore settle in same-day funds.

PAYMENT OF ADDITIONAL AMOUNTS

  All payments of, or in respect of, principal of and any premium and interest on any Debt Securities issued by a Subsidiary Issuer shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, levies, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which the Subsidiary Issuer is incorporated or resident (or deemed for tax purposes to be resident) (the "applicable taxing jurisdiction"), unless such taxes, duties, levies, assessments or governmental charges are required by the applicable taxing jurisdiction or any such subdivision or authority to be withheld or deducted. In that event, the Subsidiary Issuer will pay by way of additional interest such additional amounts of, or in respect of, principal of and any premium and interest ("Additional Amounts") as will result (after deduction of such taxes, duties, levies, assessments or governmental charges and any additional taxes, duties, levies, assessments or governmental charges payable in respect of such Additional Amounts) in the payment to each Holder of such Debt Securities of the amounts which would have been payable in respect of such Debt Securities had no such withholding or deduction been required, except that no Additional Amounts shall be so payable for or on account of:

    (a) any tax, duty, levy, assessment or other governmental charge which would not have been imposed but for the fact that such Holder:

      (i) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the applicable taxing jurisdiction or otherwise had some connection with the applicable taxing jurisdiction other than the mere ownership of such Debt Security;

      (ii) presented (if presentation is required) such Debt Security for payment in the applicable taxing jurisdiction, unless such Debt Security could not have been presented for payment elsewhere; or

      (iii) presented (if presentation is required) such Debt Security, as the case may be, more than thirty (30) days after the date on which the payment in respect of such Debt Security first became due and payable or provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional Amounts if it had presented such Debt Security for payment on any day within such period of thirty (30) days;

    (b) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

    (c) any tax, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payments of, or in respect of, principal of or any premium or interest on the Debt Securities;

    (d) any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure to comply by the Holder or the beneficial owner of a Debt Security with a request of the applicable Subsidiary Issuer addressed to the Holder (i) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (ii) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (i) or (ii), is required or imposed by a statute, treaty, regulation or administrative practice of the applicable taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge; or

    (e) any combination of items (a), (b), (c) and (d);

nor shall Additional Amounts be paid with respect to any payment of the principal of or any premium or interest on any such Debt Security to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the applicable taxing jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts had it been the Holder of the Debt Security (Section 10.07).

  Whenever there is mentioned, in any context, the payment of principal of, or any premium or interest on, or in respect of, any Debt Securities of any series issued by a Subsidiary Issuer or the net proceeds received on the sale or exchange of any Debt Security of any series issued by a Subsidiary Issuer, such mention shall be deemed to include mention of the payment of Additional Amounts provided for in the Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the Indenture.

REDEMPTION FOR TAXATION REASONS

  If as the result of any change in or any amendment to the laws, regulations or published tax rulings of the applicable taxing jurisdiction affecting taxation, or any change in the official administration, application or interpretation of such laws, regulations or published tax rulings either generally or in relation to any Debt Securities issued by a Subsidiary Issuer, which change or amendment becomes effective on or after the original issue date of such Debt Securities or which change in official administration, application or interpretation shall not have been available to the public prior to such issue date, it is determined by the applicable Subsidiary Issuer that such Subsidiary Issuer (a) would be required to pay any Additional Amounts pursuant to the Indenture or the terms of any Debt Security (i) in respect of interest on the next succeeding Interest Payment Date or (ii) in respect of the principal of any Discounted Securities on the date of such determination, assuming that a payment in respect of such principal were required to be made on such date under the terms of the Debt Securities, and
(b) such obligation cannot be avoided by the Company or the Subsidiary Issuer taking reasonable measures available to it, in either case (i) or (ii) above the Subsidiary Issuer may, at its option, redeem all (but not less than all) the Debt Securities of any series in respect of which such Additional Amounts would be so payable at any time, upon not less than 30 nor more than 60 days' written notice as provided in the Indenture, at a Redemption Price equal to 100% of the principal amount thereof plus accrued interest to the date fixed for redemption (except that any such Debt Securities that are Outstanding Discounted Securities may be redeemed at the Redemption Price specified in the terms thereof); provided, however, that (a) no such notice of redemption may be given earlier than 60 days prior to the earliest date on which the applicable Subsidiary Issuer would be obligated to pay such Additional Amounts were a payment then due in respect of the Debt Securities, and (b) at the time any such redemption notice is given, such obligation to pay such Additional Amounts must remain in effect. If (a) the applicable Subsidiary Issuer shall have on any date (the "Succession Date") consolidated with or merged into, or conveyed or transferred or leased its properties and assets substantially as an entirety to, any Successor referred to under "--Merger and Consolidation" below which is organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia or the jurisdiction in which the Subsidiary Issuer is organized, (b) as the result of any change in or any amendment to the laws, regulations or published tax rulings of such jurisdiction of organization, or of any political subdivision or taxing authority thereof or therein, affecting taxation, or any change in the official administration, application or interpretation of such laws, regulations or published tax rulings either generally or in relation to any particular Debt Securities, which change or amendment becomes effective on or after the Succession Date or which change in official administration, application or interpretation shall not have been available to the public prior to such Succession Date and is notified to the Subsidiary Issuer of such series of Debt Securities, such Successor would be required to pay any Successor Additional Amounts (as defined under "--Merger and Consolidation" below) pursuant to the Indenture or the terms of any Debt Securities (i) in respect of interest on any Debt Securities on the next succeeding Interest Payment Date, or (ii) in respect of the principal of any Discounted Securities on the date of such determination (assuming such principal were required to be paid on such date under the terms of the Debt Securities) and (c) such obligation cannot be avoided by the Company or such Successor taking reasonable measures available to it, such Subsidiary Issuer or Successor may at its option, redeem all (but not less than all) of the Debt Securities of any series in respect of which such Successor Additional Amounts would be so payable at any time, upon not less than 30 nor more than 60 days' written notice as provided in the Indenture, at a Redemption Price equal to 100% of the principal amount thereof plus accrued interest to the date fixed for redemption (except that any such Debt Securities that are Outstanding Discounted Securities may be redeemed at the Redemption Price specified in the terms thereof); provided, however, that (a) no such notice of redemption may be given earlier than 60 days prior to the earliest date on which a Successor would be obligated to pay such Successor Additional Amounts were a payment then due in respect of the Debt Securities, and (b) at the time any such redemption notice is given, such obligation to pay such Successor Additional Amounts must remain in effect (Section 11.08).

DEFINITIONS

  "Attributable Debt" with respect to any sale leaseback transaction that is subject to the restrictions described under "Certain Covenants of the Company and the Subsidiary Issuers--Limitation on Sale and Leaseback" below means the lesser of (a) the total net amount of rent required to be paid during the remaining base term of the related lease or until the earliest date on which the lessee may terminate such lease upon payment of a penalty or a lump-sum termination payment (in which case the total net rent shall include such penalty or termination payment), discounted at the weighted average interest rate borne by the Outstanding Securities (as defined in the Indenture), compounded semiannually, or (b) the sale price of the property so leased multiplied by a fraction, the numerator of which is the remaining base term of the related lease (expressed in months) and the denominator of which is the base term of such lease (expressed in months).

  "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth on the most recent consolidated balance sheet of the Company and its consolidated Subsidiaries, and computed in accordance with generally accepted accounting principles, as such accounting principles are generally accepted as of the date of the Indenture.

  "Principal Property" means any single manufacturing or processing plant or warehouse (excluding any equipment or personnel located therein), other than any such plant or warehouse or portion thereof that the Board of Directors of the Company reasonably determines is not of material importance to the business conducted by the Company and its Subsidiaries as an entirety.

  "Restricted Subsidiary" means any Subsidiary that owns, operates or leases one or more Principal Properties.

  "Subsidiary" means with respect to the Company each corporation of which the Company, or the Company and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own securities entitling the holders thereof to elect a majority of the directors, either at all times or so long as there is no default or contingency that permits the holders of any other class or classes of securities to vote for the election of one or more directors.

CERTAIN COVENANTS OF THE COMPANY AND THE SUBSIDIARY ISSUERS

  Limitation on Liens. Except as described below under "--Exempted Indebtedness", the Company covenants that it will not, nor will it permit any Restricted Subsidiary to, create, assume or suffer to exist any mortgage, security interest, pledge or lien ("Lien") of or upon any Principal Property or any shares of capital stock or evidences of indebtedness for borrowed money issued by any Restricted Subsidiary and owned by the Company or any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, without providing that the Debt Securities shall be secured equally and ratably by such Lien with any and all other indebtedness or obligations thereby secured, so long as such indebtedness or obligations shall be so secured. This restriction does not apply to: (a) Liens that exist on the date of the Indenture; (b) Liens on property or shares of capital stock or evidences of indebtedness of any corporation existing at the time such corporation becomes a Subsidiary; (c) Liens in favor of the Company or any Subsidiary; (d) Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to contract or statute or indebtedness incurred to finance all or part of construction of or improvements to property subject to such Liens; (e) Liens on (i) property, shares of capital stock or evidences of indebtedness for borrowed money existing at the time of acquisition thereof (including acquisition through merger or consolidation), and construction and improvement Liens that are entered into within one year from the date of such construction or improvement; provided that in the case of construction or improvement the Lien shall not apply to any property theretofore owned by the Company or any Restricted Subsidiary except substantially unimproved real property on which the property so constructed or the improvement is located and (ii) for the acquisition of any Principal Property which Liens are created within 180 days after the completion of such acquisition to secure or provide for the payment of the purchase price of the Principal Property acquired, provided that any such Liens do not extend to any other property of the Company or any of its Subsidiaries (whether or not such property is then owned or thereafter acquired); (f) mechanics', landlords' and similar Liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith; (g) Liens for taxes, assessments, or governmental charges or levies that are not delinquent or are being contested in good faith; (h) Liens arising from any legal proceedings that are being contested in good faith; (i) any Liens that (i) are incidental to the ordinary conduct of its business or the ownership of its properties and assets, including Liens incurred in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts, (ii) were not incurred in connection with the borrowing of money or the obtaining of advances or credit and (iii) do not in the aggregate materially detract from the value of the property of the Company or any Subsidiary or materially impair the use thereof in the operation of its business; (j) Liens securing industrial development or pollution control bonds; and (k) Liens for the sole purpose of extending, renewing or replacing (or successively extending, renewing or replacing) in whole or in part any of the foregoing (Section 10.08).

  Limitation on Sale and Leaseback. Except as described below under "-- Exempted Indebtedness", sale and leaseback transactions by the Company or any Restricted Subsidiary (except for transactions involving temporary leases for a term of three years or less and leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries) of any Principal Property are prohibited unless either: (a) the Company or such Restricted Subsidiary would be entitled, pursuant to the covenant described under Limitations on Liens above, to incur a Lien on the Principal Property to be leased without equally and ratably securing the Debt Securities or (b) the net proceeds of such sale are at least equal to the fair value of the Principal Property sold and the Company will apply an amount equal to the net proceeds of such sale to (i) the retirement of Debt Securities or Funded Debt (as defined in the Indenture) of the Company or a Restricted Subsidiary ranking prior to or on a parity with the Debt Securities or (ii) the acquisition, construction or improvement of a Principal Property within 120 days of the effective date of any such arrangement (Section 10.09).

  Exempted Indebtedness. Notwithstanding the limitations on Liens and sale and leaseback transactions outlined above, the Company or any Restricted Subsidiary may create, assume or suffer to exist Liens or enter into sale and leaseback transactions not otherwise permitted as described above, provided that at the time of such event, and after giving effect thereto, the sum of outstanding indebtedness for borrowed money incurred after the date of the Indenture and secured by such Liens plus the Attributable Debt in respect of such sale and leaseback transactions entered into after the date of the Indenture does not exceed 10% of Consolidated Net Tangible Assets properly appearing on a consolidated balance sheet of the Company (Sections 1.01, 10.08(b) and 10.09(b)).

MERGER AND CONSOLIDATION

  The Indenture provides that for so long as any of the Debt Securities are Outstanding, the Company may not consolidate with or merge into any other Person, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (a) any Person formed by such consolidation or into which the Company is merged or to whom the Company has conveyed, transferred or leased its properties and assets substantially as an entirety is a corporation, partnership or trust or other entity organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia, and such Person assumes the Company's obligations on the Debt Securities and under the Indenture (including the Guarantees), (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, (c) the Company shall expressly agree by a supplemental indenture (i) to immediately indemnify (pursuant to the procedure described below under "--Indemnification Procedure") the Holder of each Debt Security against (A) any tax, assessment or governmental charge imposed on such Holder or required to be withheld or deducted from any payment to such Holder (including any governmental charge or withholding attributable to the Company's indemnifying such Holder) as a consequence of such consolidation, merger, conveyance, transfer or lease and
(B) any other tax costs or other tax expenses imposed on such Holder as a result of the act of such consolidation, merger, conveyance, transfer or lease (except that if the Company or such Person delivers an opinion of an independent counsel or a tax consultant of recognized standing that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such transaction, a Holder will have such rights to indemnification only if and when gain for U.S. federal income tax purposes is actually imposed on such Holder), and (ii) that all payments pursuant to the Debt Securities in respect of the principal of and any premium and interest on the Debt Securities, as the case may be, shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the jurisdiction or organization of such Person or any political subdivision or taxing authority thereof or therein, unless such taxes, duties, assessments or governmental charges are required by such jurisdiction or any such subdivision or authority to be withheld or deducted, in which case such Person will pay such additional amounts of, or in respect of, principal and any premium and interest as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges payable in respect of such) in the payment of each Holder of a Debt Security of the amounts which would have been payable pursuant to the Debt Securities had no such withholding or deduction been required, subject to the same exceptions as would apply with respect to the payment by such Subsidiary Issuer of Additional Amounts in respect of the Debt Securities, and (d) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, any Principal Property of the

Company would become subject to a lien that would not be permitted by the Indenture, such Person takes such steps as are necessary effectively to secure the Debt Securities equally and ratably with (or, at the option of the Company, prior to) all indebtedness secured thereby (Section 8.01).

  The Indenture provides that for so long as any of the Debt Securities of a Subsidiary Issuer are Outstanding, such Subsidiary Issuer may not consolidate with or merge into any other Person, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless (a) any Person formed by such consolidation or into which such Issuer is merged or to whom such Subsidiary Issuer has conveyed, transferred or leased its properties and assets substantially as an entirety (the "Successor") is a corporation, partnership or trust or other entity organized and validly existing under the laws of the jurisdiction of organization of such Person, and such Successor assumes such Subsidiary Issuer's obligations on the Debt Securities and under the Indenture (including any obligation to pay any Additional Amounts), (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and (c) any such Successor shall expressly agree by a supplemental indenture
(i) to immediately indemnify (pursuant to the procedure described below under "--Indemnification Procedure") the Holder of each Debt Security against (A) any tax, assessment or governmental charge imposed on such Holder or required to be withheld or deducted from any payment to such Holder as a consequence of such consolidation, merger, conveyance, transfer or lease, and (B) any other tax costs or other tax expenses of the act of such consolidation, merger, conveyance, transfer or lease (except that if the Company or any such Person delivers an opinion of an independent counsel or a tax consultant of recognized standing that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such transaction, a Holder will have such rights to indemnification only if and when gain for U.S. federal income tax purposes is actually imposed on such Holder), and (ii) that all payments pursuant to the Debt Securities in respect of the principal of and any premium and interest on the Debt Securities, as the case may be, shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the jurisdiction of organization of such Successor or any political subdivision or taxing authority thereof or therein, unless such taxes, duties, assessments or governmental charges are required by such jurisdiction or any such subdivision or authority to be withheld or deducted, in which case such Successor will pay such additional amounts of, or in respect of, principal and any premium and interest ("Successor Additional Amounts") as will result (after deduction of such taxes, duties, assessments or governmental charges and any additional taxes, duties, assessments or governmental charges payable in respect of such) in the payment to each Holder of a Debt Security of the amounts which would have been payable pursuant to the Debt Securities had no such withholding or deduction been required, subject to the same exceptions as would apply with respect to the payment by such Subsidiary Issuer of Additional Amounts in respect of the Debt Securities (see "--Payment of Additional Amounts") (Section 8.02).

ASSIGNMENT

  The Indenture provides that for so long as any of the Debt Securities of a Subsidiary Issuer are outstanding, such Subsidiary Issuer may assign its obligations under any series of Debt Securities to any other Subsidiary (the "Subsidiary Assignee") and such Subsidiary Assignee shall be treated as the Successor to such Subsidiary Issuer with respect to such series of Debt Securities, provided that the conditions set forth under "--Merger and Consolidation" above that would apply to the merger of such Subsidiary Issuer into such Subsidiary Assignee are satisfied.

EVENTS OF DEFAULT

  An Event of Default with respect to any series of Debt Securities or the Guarantees thereof is defined in the Indenture as being: (a) default for 30 days in the payment of any installment of interest on any Debt Securities of such series; (b) default in the payment of any principal of (or premium, if any, on) any Debt Securities of such series; (c) default in the deposit of any sinking fund payments, when and as due with respect to such series; (d) default by the Issuer or the Guarantor in the performance of any other covenants or agreements in the Indenture contained therein for the benefit of any Debt Securities of such series which shall not have been remedied for a period of 60 days after written notice of such default to the Issuer and the Guarantor by the Trustee or to the Issuer, the Guarantor and the Trustee by the Holders of at least 25% in aggregate principal amount of the Debt Securities of such series; (e) certain events of bankruptcy, insolvency or reorganization of the Issuer or the Guarantor or (f) any other event of default provided with respect to Debt Securities of such series (as described in the Prospectus Supplement with respect to such series of Debt Securities) (Section 5.01). An Event of Default with respect to the Debt Securities of a particular series would not necessarily constitute an Event of Default with respect to the Debt Securities of any other series.

  The Indenture provides that if an Event of Default shall have occurred and be continuing, either the Trustee or the Holders of not less than 25% in principal amount of the Debt Securities of such series may declare the principal of all the Debt Securities of such series, together with any accrued interest, to be due and payable immediately. If an Event of Default under clause (f) above shall have occurred and be continuing, then the principal of all the Debt Securities of such series, together with any accrued interest, will be due and payable immediately without any declaration or other act on the part of the Trustee or any Holder of Debt Securities of such series. Upon certain conditions such declaration (including a declaration caused by a default in the payment of principal or interest, the payment for which has subsequently been provided) may be annulled by the Holders of a majority in principal amount of the Debt Securities of a series. In addition, past defaults may be waived by the Holders of a majority in principal amount of the Debt Securities of such series, except a default in the payment of principal of (or premium, if any, on) or interest on any Debt Securities of a series or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the approval of the Holder of each Debt Security of a series (Sections 5.02 and 5.13).

  The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the Holders of Debt Securities issued thereunder before proceeding to exercise any right or power under the Indenture at the request of the Holders of such Debt Securities (Section 6.03). The Indenture also provides that the Holders of a majority in principal amount of the Outstanding Securities of all series issued thereunder and affected (each series voting as a separate class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series (Section 5.12).

ASSUMPTION BY THE COMPANY

  The Company may, at its option, assume the obligations of any Subsidiary Issuer as obligor under any series of Debt Securities, provided that:

    (a) the Company shall expressly assume such obligations in an assumption agreement or supplemental indenture duly executed and delivered to the Trustee in form reasonably satisfactory to the Trustee;

    (b) immediately after giving effect to such assumption, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

    (c) the Company shall expressly agree in an assumption agreement or supplemental indenture to immediately indemnify (pursuant to the procedure described below under "--Indemnification Procedure") the Holder of each Debt Security against (i) any tax, assesment or governmental charge imposed on such Holder or required to be withheld or deducted from any payment to such Holder (including any governmental charge or withholding tax attributable to the

  Company's indemnifying such Holder) as a consequence of such assumption, and (ii) any costs or expenses of such assumption (except that if the Company delivers an opinion of an independent counsel or a tax consultant of recognized standing that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such assumption, a Holder will have such rights to indemnification only if and when gain for U.S. federal income tax purposes is actually imposed on such Holder).

  Upon any such assumption, the Company shall succeed to, and be substituted for, and may exercise every right and power of, the applicable Subsidiary Issuer under such series of Debt Securities and the Indenture with the same effect as if the Company had been the Issuer thereof, and the applicable Subsidiary shall be released from its liability as obligor under such series of Debt Securities.

  See "Taxation--United States Income Tax Considerations--Taxation of Dispositions" for a discussion of certain potential U.S. federal income tax consequences of an assumption of the Debt Securities pursuant to this provision.

INDEMNIFICATION PROCEDURE

  If a transaction described above under "--Merger and Consolidation" or "-- Assumption by the Company" (an "Indemnifiable Transaction") should constitute a taxable event for U.S. federal income tax purposes, the Company or any Person, as the case may be, must indemnify a Holder of a Debt Security against any tax, assessment or governmental charge imposed on such Holder or required to be withheld or deducted from any payment to such Holder (including any governmental charge or withholding attributable to an indemnification payment made by or on behalf of the Company or any Person) and any other tax costs or tax expenses attributable to such Indemnifiable Transaction. In satisfying such indemnification obligation, the Company or any such Person, as the case may be, shall comply with the following indemnification procedures.

  Unless the Company or any such Person, as the case may be, delivers to the Trustee by the date of an Indemnifiable Transaction an opinion of an independent counsel or a tax consultant of recognized standing to the effect that such Indemnifiable Transaction will not be a taxable event for U.S. federal income tax purposes, the Company or any such Person, as the case may be, shall deliver to each Holder on the date of such Indemnifiable Transaction
(a) notification explaining the U.S. federal income tax consequences to each such Holder of such Indemnifiable Transaction and (b) an indemnification claim form requesting (i) information concerning each such Holder's tax basis and holding period in a Debt Security, (ii) a statement that the Holder is not an entity that is exempt from U.S. federal income tax as described in Section 501 of the Code, and (iii) setting forth the address to which each such Holder must remit such form. If the Company or any such Person delivers such an opinion, each Holder will have the indemnification rights described herein only if and when gain for U.S. federal income tax purposes is actually imposed on such Holder.

  When the Company or any Person, as the case may be, receives from a Holder an indemnification claim form, the Company or such Person, as the case may be, shall within 15 business days remit to such Holder a certified check in an amount equal to the sum of (a) the product of any gain recognized as a result of the Indemnifiable Transaction and the highest marginal tax rate in effect at the time of such Indemnifiable Transaction (the "Indemnification Amount"), and (b) the product of the Indemnification Amount and such tax rate. For these purposes, a Holder's gain shall equal the amount by which the fair market value of a Debt Security at the time of such Indemnifiable Transaction exceeds such Holder's adjusted tax basis in such Debt Security.

SATISFACTION AND DISCHARGE

  The Indenture will cease to be of further effect (except as to, among other things, surviving rights of registration of transfer or exchange of Debt Securities, as expressly provided for in the Indenture) as to all Debt Securities when: (a) either (i) all Debt Securities theretofore authenticated and delivered (except, among other things, lost, stolen or destroyed Debt Securities that have been replaced or paid) have been delivered to the Trustee for cancellation or (ii) with respect to all Debt Securities not theretofore delivered to the Trustee for cancellation, the applicable Issuer or the Guarantor has deposited or caused to be deposited with the Trustee funds or Government Obligations (as defined in the Indenture), or any combination thereof, in an amount sufficient to pay and discharge the entire indebtedness on the Debt Securities not theretofore delivered to the Trustee for cancellation, for unpaid principal and interest to maturity; (b) the applicable Issuer or the Guarantor has paid all other sums payable by it under the Indenture; (c) the applicable Issuer or the Guarantor has delivered to the Trustee an Officers' Certificate (as defined in the Indenture) and an Opinion of Counsel (as defined in the Indenture) each stating that all conditions precedent under the Indenture to the satisfaction and discharge of the Indenture have been complied with; and (d) the applicable Issuer or the Guarantor has delivered to the Trustee an Opinion of Counsel stating that the Holders of the Debt Securities of all series will not recognize gain or loss for United States federal income tax purposes or be subject to any taxes or recognize gain or loss for income tax purposes in the jurisdictions in which the Issuer is organized, resident or carries on business as a result of the exercise of such option and will be subject to U.S. federal income tax and income taxes, capital and other taxes, including withholding taxes in such jurisdiction on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred (Article IV).

COVENANT DEFEASANCE

  Unless the terms of the Debt Securities of any series otherwise provide, the applicable Issuer need not comply with certain restrictive covenants of the Indenture (including those described under "--Certain Covenants of the Company and the Subsidiary Issuers" above) if: (a) the applicable Issuer or the Guarantor deposits in trust with the Trustee money or Government Obligations (as defined in the Indenture), which through the payment of interest thereon and principal thereof in accordance with their terms, will provide money, in an amount determined in accordance with the Indenture sufficient to pay all the principal of (and premium, if any, on) and interest on the Debt Securities of such series when due; (b) such deposit will not result in a violation or breach of, or constitute a default under, the Indenture or any other agreement or instrument by which the applicable Issuer or the Guarantor is bound; (c) no Event of Default, or event which with the giving of notice or lapse of time, or both, would become an Event of Default, shall have occurred or be continuing on the date of such deposit or, in the case of an Event of Default , or event which with the giving of notice or lapse of time, or both, would become an Event of Default, by reason of bankruptcy, insolvency or reorganization of the applicable Issuer or the Guarantor, on the 91st day after such date; (d) the applicable Issuer or the Guarantor has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each stating that all conditions precedent to defeasance have been satisfied; and (e) the applicable Issuer or the Guarantor has delivered to the Trustee an Opinion of Counsel stating that the Holders of the Debt Securities of such series will not recognize gain or loss for U.S. federal income tax purposes or be subject to any taxes or recognize gain or loss for income tax purposes in the jurisdictions in which the Issuer is organized, resident or carries on business as a result of the exercise of such option and will be subject to U.S. federal income tax and income taxes, capital and other taxes, including withholding taxes in such jurisdiction on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (Section 10.12).

MODIFICATION AND WAIVER

  Modifications and amendments of the Indenture may be made by the applicable Issuer, the Guarantor and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of each series of Outstanding Debt Securities affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest on, any Debt Security, or change the obligation of the Issuer to pay any Additional Amounts thereon, or reduce the principal amount thereof, the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the principal amount of a Discounted Security or any other Debt Security that would be due and payable upon its maturity, or change any Place of Payment where, or the coin or currency in which, any Debt Security or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof; (b) reduce the percentage in principal amount of Outstanding Debt Securities of a series necessary to waive compliance with certain provisions of the Indenture or to waive certain defaults; or (c) modify any of the provisions relating to supplemental indentures requiring the consent of Holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of Outstanding Debt Securities of a series required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Debt Security (Section 9.02).

CONCERNING THE TRUSTEE

  The Company maintains banking relationships in the ordinary course of its business with The Bank of New York. The Bank of New York is a participating lender pursuant to one of the two credit facilities maintained by the Company.

SERVICE OF PROCESS

  The Indenture provides that the Company and each Subsidiary Issuer will irrevocably appoint CT Corporation System, 1633 Broadway, New York, New York 10019, as its agent for service of process in any suit, action or proceeding with respect to such Indenture or the Debt Securities issued thereunder and for actions brought under the Federal or state securities laws brought in any Federal or state court located in New York City, and submit to such jurisdiction.

GOVERNING LAW

  The Indenture, the Debt Securities and the Guarantees will be governed by and construed in accordance with the laws of the State of New York, but without regard to the principles of conflicts of laws thereof, except as may otherwise be required by mandatory provisions of law and except that all matters governing the authorization and execution of the Indenture and Debt Securities by each Subsidiary Issuer will be governed by and construed in accordance with the laws of the jurisdiction of incorporation of such Subsidiary Issuer.

LIMITATIONS AFFECTING SECURITY HOLDERS

 Crown Cork & Seal Finance PLC

  Neither U.K. company law nor Crown Cork & Seal Finance PLC's organizational documents impose any restriction on the ability of non-U.K. holders to hold or vote the Debt Securities.

 Crown Cork & Seal Finance S.A.

  Under current French exchange control regulations, there are no limitations on the payments that may be remitted by Crown Cork & Seal Finance S.A. to residents of the U.S. Laws and regulations concerning foreign exchange controls do require, however, that certain payments or transfers of funds made by a French resident to a non-resident be handled by an authorized intermediary bank. All credit establishments in France, including all registered banks, are accredited intermediaries.

  Neither French law nor Crown Cork & Seal Finance S.A.'s charter (statuts) presently imposes any restriction on the ability of non French holders to hold or vote the Debt Securities.

                                   TAXATION

GENERAL

  The following is a summary of certain United States federal income, United Kingdom and French tax matters. The summary describes the principal United States federal income, United Kingdom and French tax consequences of the acquisition, ownership and disposition of Debt Securities by US Holders, who hold the Debt Securities as capital assets and whose functional currency is the United States Dollar. For purposes of this summary, a "US Holder" is any initial purchaser of the Debt Securities that purchases such securities at their issue price pursuant to this offering and is (a) a citizen or resident of the United States, (b) a corporation, partnership, or other entity created or organized in or under the law of the United States or any political subdivision thereof, or (c) an estate or trust the income of which is includible in gross income for United States federal income tax purposes regardless of source. This summary does not address all aspects of United States federal income, United Kingdom or French taxes that may be relevant to an investment in the Debt Securities, nor does it address the United States, United Kingdom or French tax treatment applicable to any particular category of investors, including dealers in securities, banks, insurance companies, and tax exempt organizations.

  The statements below regarding United States federal income, United Kingdom and French tax consequences are based upon current United States federal income, United Kingdom and French tax legislation, case law, and practices as of the date of this Prospectus, which may change. Tax consequences different from those discussed below could then result.

  The statements below regarding United States tax consequences are based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the "Code") and regulations, rulings and judicial decisions thereunder as of the date of this Prospectus. Such authorities may be repealed, revoked or modified, in which case tax consequences different from those discussed below could result.

  PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF DEBT SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME, UNITED KINGDOM AND FRENCH TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

UNITED STATES INCOME TAX CONSIDERATIONS

  Taxation of Interest--The Company as Issuer. The gross amount of interest paid or accrued in respect of the Debt Securities generally will be includible in the gross income, generally as ordinary income, of a US Holder. The US Holder will be required to take such interest into account on the date the interest is received or accrued in accordance with the US Holder's method of accounting for federal income tax purposes.

  Taxation of Interest--A Subsidiary Issuer as Issuer. The gross amount of interest (including Additional Amounts, if any, accrued or received in respect of the Debt Securities) generally will be includible in the gross income of a US Holder and such income generally will be treated as foreign source passive income for United States federal income tax purposes.

  Taxation of Dispositions. A US Holder that owns the Debt Securities as capital assets will recognize gain or loss for United States federal income tax purposes upon the sale or other disposition of the Debt Securities in an amount equal to the difference between the amount realized and the US Holder's tax basis in the Debt Securities. Gain or loss recognized by a US Holder on a sale or other disposition of the Debt Securities will be capital gain or loss and will be long-term capital gain or loss if the Debt Securities have been held for more than one year.

  A US Holder of a Debt Security may recognize gain or loss for U.S. federal income tax purposes equal to the difference between the fair market value of the Debt Security and such US Holder's adjusted tax basis in such Debt Security in the event that (a) the Company consolidates with or merges into any other Person or conveys, transfers or leases its properties and assets substantially as an entirety to any other Person, (b) the Company assumes the obligations of a Subsidiary Issuer under any series of Debt Securities or (c) a Subsidiary Issuer consolidates or merges into any other Person or conveys, transfers or leases its properties and assets substantially as an entirety to any other Person. The Indenture provides that, where a US Holder (other than entities then exempt from taxation under Section 501 of the Code) recognizes gain for United States federal income tax purposes as a result of such a merger or assumption, any such Person (in the case of (b) or (c)) or the Company (in the case of (b)) shall indemnify such US Holder of a Debt Security in an amount equal to the sum of (i) the Indemnification Amount and (ii) the product of the Indemnification Amount and the highest marginal tax rate in effect at the time of such above-described transaction. For a description of the procedures by which a US Holder may exercise its indemnification rights, see "Description of Debt Securities and Guarantees--Indemnification Procedure" above.

  Original Issue Discount. The Debt Securities may be issued with original issue discount for United States federal income tax purposes. US Holders of the Debt Securities will be required to include original issue discount in gross income as it accrues, on a constant-yield basis, regardless of their method of accounting.

  The amount of the original issue discount in the Debt Securities will be the difference between the stated redemption price at maturity and the issue price of the Debt Securities. The "issue price" of the Debt Securities will be the price at which a substantial amount of the Debt Securities are sold to the public for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers).

  The "stated redemption price" at maturity of a debt instrument is the total of all payments to be made on the instrument other than payments of qualified stated interest. "Qualified stated interest" includes only interest that is unconditionally payable in cash or property (other than debt instruments of the Issuer) at least annually at a single fixed rate that appropriately takes into account the length of the interval between payments.

  Holders of the Debt Securities must include in gross income, as interest, the daily portions of original issue discount for each day during the taxable year on which the Debt Securities were held. The daily portions of the original issue discount will be determined by allocating to each day in each accrual period the ratable portion of the original issue discount allocable to that period. (The accrual periods may be of any length and may vary in length over the term of a debt instrument, provided that each accrual period is no longer than one year, and each scheduled payment of interest or principal occurs on either the final day or the first day of an accrual period.) The original issue discount allocable to an accrual period will equal the product of the adjusted issue price of the Debt Securities at the beginning of the accrual period and the Debt Securities' yield to maturity. The adjusted issue price of the Debt Securities at the start of any accrual period will be the issue price of the Debt Securities, increased by the amount of the original issue discount that has accrued in all previous accrual periods and decreased by the amount of any payments previously made on the Debt Securities and any payment made on the first day of the current accrual period. Because the US Holders of the Debt Securities will include original issue discount in income as it accrues, actual payments of cash interest (other than qualified stated interest) on the Debt Securities will not trigger any additional interest income to the holders.

  Information Reporting and Backup Withholding. The Issuer will provide annual information statements to the US Holders of the Debt Securities and information returns to the United States Internal Revenue Service (the "IRS") regarding the amount of original issue discount, if any, that accrued on the Debt Securities during the year.

  The Issuer, its paying agent, or other withholding agent may be required to withhold and remit to the IRS 31% of the interest payments on the Debt Securities if the IRS notifies the Issuer, its paying agent, or other withholding agent that the US Holder thereof is subject to backup withholding or if such US Holder fails to provide a taxpayer identification number, provides an obviously incorrect taxpayer identification number, fails to certify that such Holder is not subject to backup withholding, or otherwise fails to comply with applicable requirements of the backup withholding rules. Certain Holders (including, among others, corporations) are not subject to these backup withholding rules. Any amount paid as backup withholding would be creditable against the US Holder's United States federal income tax liability.

UNITED KINGDOM TAX CONSIDERATIONS

  Payments on the Debt Securities. Payments of interest to a US Holder of a Debt Security will not be subject to United Kingdom withholding taxes provided that the Debt Security is, as anticipated, and continues to be, listed on a recognized stock exchange and remains in bearer form and the payments are, as anticipated, and continue to be, (a) made by or through a person who is not in the United Kingdom, (b) made by or through a person in the United Kingdom and the Debt Security is held in a recognized clearing system (including DTC, Euroclear and Cedel) or (c) made by or through a person in the United Kingdom and a person who is not resident in the United Kingdom beneficially owns the Debt Security and is beneficially entitled to the interest. A declaration in a prescribed form must be made by the depositary of the recognized clearing system for (b) above to apply or by the non-resident beneficial owner or a paying agent for (c) above to apply.

  Payments of interest to a US Holder of an interest in a Debt Security that is not described in the preceding paragraph will be subject to United Kingdom withholding taxes at a rate currently of 20%. Such a US Holder may be entitled to receive Additional Amounts for any United Kingdom tax that is required to be withheld with respect to any such Debt Security. See "Description of Debt Securities and Guarantees--Payment of Additional Amounts." Recipients of Additional Amounts who are US Holders should generally be entitled to claim a refund of any such United Kingdom withholding tax pursuant to the United States/United Kingdom Double Taxation Convention (the "Income Tax Treaty"). However, it is possible that a US Holder may have difficulty in establishing his claim to a refund, in which case such claim may be denied by the United Kingdom Inland Revenue.

  Where a United Kingdom person acts as a collecting agent, i.e., either (a) acts as custodian of the Debt Securities and receives interest on the Debt Securities, or directs that interest on the Debt Securities be paid to another person, or consents to such payment or (b) collects or secures payment of, or receives interest on, the Debt Securities for a Holder (except by means of clearing a check or arranging for the clearing of a check), the collecting agent will be required to withhold on account of United Kingdom income tax at the rate currently 20% unless the person beneficially entitled to the interest and the related Debt Security is either not resident in the United Kingdom or is specified by regulations or another exemption applies. In the case of the Debt Securities, the collecting agent will not be a United Kingdom person.

  If the interest payable on the Debt Securities is not subject to United Kingdom withholding tax, then interest on the Debt Securities will not be chargeable to United Kingdom tax in the hands of a US Holder or any other beneficial owner who is not resident in the United Kingdom unless such owner carries on a trade, profession or vocation in the United Kingdom through a United Kingdom branch or agency in connection with which the interest on the Debt Securities is attributable. There are certain exemptions for interest received by certain categories of agent (such as some brokers and investment managers).

  Original Issue Discount. Debt Securities in respect of which the amount payable on redemption exceeds or could exceed the issue price may constitute "relevant discounted securities" for United

Kingdom tax purposes. In such a case a holder may be liable to United Kingdom income tax or corporation tax on any profit or gain arising on a transfer of redemption of such Debt Securities. For these purposes, transfer means transfer by a sale, exchange, gift or otherwise including a deemed transfer on the death of a holder. However, a US Holder or any other beneficial owner who is not resident in the United Kingdom will not be liable for United Kingdom tax on the discount, whether by way of withholding or otherwise, unless such US Holder or owner carries on a trade, profession or vocation in the United Kingdom through a United Kingdom branch or agency in connection with which the discount on the Debt Securities is attributable.

  Sale or Disposition of Debt Securities. A US Holder will not be subject to United Kingdom tax (including withholding tax) on the sale or disposition of a Debt Security, unless the Holder carries on a trade, profession or vocation in the United Kingdom through a branch or agency and the Debt Securities are or have been held or acquired for the purpose of such trade, profession or vocation of such branch or agency.

  Transfer Taxes. No United Kingdom stamp duty or stamp duty reserve tax will be payable on the acquisition or transfer of, or agreement to transfer an interest, in a Debt Security.

FRENCH TAX CONSIDERATIONS

  Because the Debt Securities are "obligations" within the meaning of Article 284 of the French company law of July 24, 1966, all payments made on the Debt Securities to Holders which are not domiciled in or a resident of or do not have a permanent establishment in or otherwise have a personal or business connection with the Republic of France will be made free and clear of, and without withholding or deduction for, any present or future tax, duty, assessment or other governmental charge of whatever nature imposed, levied, collected or withheld thereon by or on behalf of the Republic of France or any political subdivision or taxing authority thereof or therein, unless such withholding or deduction is required by French law. See "Description of Debt Securities and Guarantees--Payment of Additional Amounts" and "Description of Debt Securities and Guarantees--Redemption for Taxation Reasons." Currently, the Debt Securities will be entitled to the special tax treatment provided by
Article 131--quarter of the French General Tax Code and, accordingly, under existing French law, neither the Company, any Subsidiary Issuer, nor any paying agent will be obligated to deduct or withhold for or on account of any French taxes in respect of any payments on the Debt Securities. If as a result of a change in French law, deduction or withholding with respect to a payment of interest or principal on the Debt Securities is required, current French law would not permit the payment of Additional Amounts by a Subsidiary Issuer insofar as Article 1678 of the French General Tax Code would prohibit a Subsidiary Issuer from bearing any withholding or deduction for tax. In such case, the Company would be obligated to pay such Additional Amounts.

  In general, a US Holder will not be subject to French tax on any capital gain derived from the redemption, sale or exchange of the Debt Securities, provided that the US Holder is not domiciled in or a resident of or does not have a permanent establishment in or otherwise have a personal or business connection with the Republic of France.

CERTAIN PENNSYLVANIA TAXES

  Debt Securities held by or for certain persons, principally individuals and partnerships resident in Pennsylvania, are subject to the Pennsylvania Corporate Loans Tax, the annual rate of which is currently $4 per $1,000 principal amount of the debt, and this tax will be withheld by the Company from interest paid to such persons. Persons resident in Pennsylvania holding Debt Securities for the benefit of nonresidents should consult their tax advisors regarding the applicability of the Pennsylvania Corporate Loans Tax.

  As a result of the payment of the Corporate Loans Tax, the Debt Securities will not be subject to any existing Pennsylvania (County) personal property taxes.

                             PLAN OF DISTRIBUTION

  The Company or any Subsidiary Issuer may sell the Debt Securities (a) through underwriters or dealers; (b) through agents; (c) directly to one or more institutional purchasers; or (d) through a combination of any such methods of sale. The Prospectus Supplement with respect to the Debt Securities offered thereby will set forth the terms of the offering of such Debt Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Debt Securities and the proceeds to the Company or the applicable Subsidiary Issuer from such sale, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents, any initial public offering price, any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers and any securities exchanges on which such Debt Securities may be listed. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Debt Securities offered thereby.

  If underwriters or dealers are used in the sale, the Debt Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the Debt Securities offered by the Prospectus Supplement relating to such series if any are purchased. Any initial public offering and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  The Debt Securities may be sold directly by the Company or any Subsidiary Issuer or through agents designated by the Company or a Subsidiary Issuer from time to time. Any agent involved in the offering and sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company or a Subsidiary Issuer to such agent (or the method by which such commissions can be determined) will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  If so indicated in the Prospectus Supplement, the Company or a Subsidiary Issuer will authorize underwriters, dealers or other persons acting as the Company's or the Subsidiary Issuer's agents to solicit offers by certain specified institutions to purchase Debt Securities from the Company or the Subsidiary Issuer at the public offering price set forth in the Prospectus Supplement pursuant to contracts providing for payment and delivery on a specified date in the future. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and such other institutions as may be approved by the Company or the Subsidiary Issuer. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except that such purchase shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject. The Prospectus Supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

  Each underwriter, dealer and agent participating in the distribution of any Debt Securities that are issuable as Bearer Securities will agree that it will not offer, sell or deliver, directly or indirectly, Bearer

Securities in the United States or to United States persons (other than qualifying financial institutions) in connection with the original issuance of such Debt Securities. Each of the Company, the Subsidiary Issuers and any underwriter, dealer or agent participating in the distribution of any Debt Securities will not publicly offer or sell, directly or indirectly, any Debt Securities in the Republic of France or to any resident in the Republic of France and will not publicly circulate or distribute any offering or placement material in the Republic of France or to any resident of the Republic of France.

  Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company with respect to payments they may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

  Each series of Debt Securities will be a new issue of securities with no established trading market. In the event that Debt Securities of a series offered hereunder are not listed on a national securities exchange, certain broker-dealers may make a market in the Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Debt Securities of any series or as to the liquidity of the trading market for the Debt Securities.

                                 LEGAL MATTERS

  The validity of the Debt Securities and Guarantees offered by the Company hereby will be passed upon for the Company by Dechert Price & Rhoads, Philadelphia, Pennsylvania. The validity of the Debt Securities offered hereby by Crown Cork & Seal Finance PLC will be passed upon for the Company by Titmuss Sainer Dechert, London, England and Dechert Price & Rhoads. The validity of the Debt Securities offered hereby by Crown Cork & Seal Finance S.A. will be passed upon for the Company by Jeantet & Associes, Paris, France and Dechert Price & Rhoads. Certain other legal matters in connection with the offerings contemplated herein will be passed upon for the Company by Richard
L. Krzyzanowski, Executive Vice President, Secretary and General Counsel for the Company, and Dechert Price & Rhoads. Certain legal matters in connection with the offerings contemplated herein are being passed upon for the Underwriters by Cravath, Swaine & Moore, New York, New York. Mr. Krzyzanowski is a director of the Company and, as of March 1, 1996, beneficially owned 0.108% of the outstanding shares of Common Stock. Chester C. Hilinski, of counsel to Dechert Price & Rhoads, is a director of the Company and, as of March 1, 1996, beneficially owned 0.013% of the outstanding shares of Common Stock.

                                    EXPERTS

  The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The audited financial statements of CarnaudMetalbox as of December 31, 1994 and 1993 and for each of the two years ending on December 31, 1994 and 1993 included in the Company's Current Report on Form 8-K filed on March 1, 1996, as amended, incorporated by reference in this Prospectus have been so incorporated in reliance on the report of Arthur Andersen LLP, independent accountants, and Befec-Price Waterhouse and Claude Chevalier, statutory auditors, given on the authority of said firms as experts in auditing and accounting. The audited financial statements of CarnaudMetalbox as of December 31, 1995 and for the year ended December 31, 1995 included in such Current Report on Form 8-K have been so incorporated in reliance on the report of Arthur Andersen LLP, independent accountants, and Befec-Price Waterhouse and Salustro Reydel, statutory auditors, given on the authority of said firms as experts in auditing and accounting.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN OR IN-CORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PRO-SPECTUS, IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SUBSIDIARY ISSUER OR ANY UNDERWRITER, DEALER OR AGENT. THIS PRO-SPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUM-STANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ANY SUBSIDIARY ISSUER SINCE THE DATE HEREOF.
                                ---------------
                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                             PROSPECTUS SUPPLEMENT
The Company................................................................  S-4
The Subsidiary Issuers.....................................................  S-6
Use of Proceeds............................................................  S-7
Capitalization.............................................................  S-8
Summary Financial Information..............................................  S-9
Unaudited Pro Forma Statements of Operations............................... S-11
Ratio of Earnings to Fixed Charges......................................... S-15
Description of Debt Securities and Guarantees.............................. S-16
Underwriting............................................................... S-19
Experts.................................................................... S-20
                                  PROSPECTUS
Available Information......................................................    2
Incorporation of Certain Documents by Reference............................    2
The Company................................................................    3
The Subsidiary Issuers.....................................................    3
Use of Proceeds............................................................    4
Description of Debt Securities and Guarantees..............................    4
Taxation...................................................................   22
Plan of Distribution.......................................................   26
Legal Matters..............................................................   27
Experts....................................................................   27

UNTIL      , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT), ALL
DEALERS EFFECTING TRANSACTIONS IN THE DEBT SECURITIES OF CROWN CORK & SEAL FI-NANCE PLC AND CROWN CORK & SEAL FINANCE S.A. OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS AND PROSPECTUS SUPPLEMENT. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS AND PROSPECTUS SUPPLEMENT WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
$1,200,000,000

           [LOGO OF CROWN CORK & SEAL COMPANY, INC. APPEARS HERE]


CROWN CORK & SEAL COMPANY, INC.

$     % DEBENTURES DUE 2026

$     % DEBENTURES DUE 2096

CROWN CORK & SEAL FINANCE PLC
IRREVOCABLY AND UNCONDITIONALLY GUARANTEED BY
CROWN CORK & SEAL COMPANY, INC.

$     % NOTES DUE 2003

$     % NOTES DUE 2006

CROWN CORK & SEAL FINANCE S.A.
IRREVOCABLY AND UNCONDITIONALLY GUARANTEED BY
CROWN CORK & SEAL COMPANY, INC.

$     % NOTES DUE 2006





SALOMON BROTHERS INC

CS FIRST BOSTON

CHASE SECURITIES INC.

J.P. MORGAN & CO.



PROSPECTUS SUPPLEMENT

DATED DECEMBER  , 1996

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the expenses of issuance and distribution estimated* to be incurred in connection with the issuance and distribution of the securities registered hereby, other than underwriting discounts and commissions:

   SEC registration fee.............................................   $393,939
   Rating agencies' fees............................................    330,000
   Trustee's fees...................................................     90,000
   Printing expenses................................................    150,000
   Legal fees and expenses..........................................    125,000
   Accountants' fees and expenses...................................     25,000
   Blue Sky fees and expenses.......................................          0
   Miscellaneous....................................................     50,000
                                                                     ----------
     Total.......................................................... $1,163,939

--------
* All items estimates except for SEC registration fee.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Under the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), Pennsylvania corporations, such as Crown Cork & Seal Company, Inc. (the "Company"), have the power to indemnify any person acting as a representative of the corporation against liabilities incurred in such capacity provided certain standards are met, including good faith and the belief that the particular action or failure to take action is in the best interests of the corporation. In general, this power to indemnify does not exist in the case of actions against any person by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless a court determines that despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the court deems proper. A corporation is required to indemnify representatives of the corporation against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. In all other cases, if a representative of the corporation acted, or failed to act, in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as may be otherwise provided by a corporation's bylaws, agreement, vote of shareholders or disinterested directors or otherwise. Indemnification so otherwise provided may not, however, be made if the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Expenses (including attorney's fees) incurred in defending any such action may be paid by the corporation in advance of the final disposition of the action upon receipt of an undertaking by or on behalf of the representative to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

  Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any bylaw provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

  The Company's Bylaws provide that the Company shall indemnify to the fullest extent permitted by applicable law any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, against all liability, loss and expense (including attorney's fees and amounts paid in settlement) actually and reasonably incurred by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any proceeding by or in the right of the Company. The Company's Bylaws also provide that expenses incurred by a director or officer in defending (or acting as a witness in) a proceeding may (and, following a "change in control of the Company" shall) be paid by the Company in advance of the final disposition of such proceeding, subject to the provisions of applicable law, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company under applicable law. Additionally, the Company's Bylaws limit directors' personal liability for monetary damages for any action taken, or any failure to take any action, unless (1) the director has breached or failed to perform the duties of his or her office under the PBCL's standard of care and justifiable reliance provisions and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. However, these provisions do not apply to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to local, state or federal law. The Company has purchased directors and officers' liability insurance covering certain liabilities which may be incurred by the officers and directors of the Registrant in connection with the performance of their duties.

  The above provisions of the Company's Bylaws provide for indemnification of (but not advancement of expenses to) directors and officers of subsidiaries of the Company, such as Crown Cork & Seal Finance PLC and Crown Cork & Seal Finance S.A., to the same extent as directors and officers of the Company. In addition, the Articles of Association of Crown Cork & Seal Finance PLC provide that, subject to applicable law, every director and officer shall be entitled to be indemnified out of its assets against all costs, charges, losses, expenses and liabilities incurred or sustained by him in the execution and discharge of his duties or otherwise in relation thereto. With respect to Crown Cork & Seal Finance S.A., French company law does not allow companies to indemnify directors and officers (directeurs generaux) in their capacity as directors and officers, respectively.

ITEM 16. EXHIBITS

  The Exhibit Index appearing on page II-9 is hereby incorporated by reference.

ITEM 17. UNDERTAKINGS

  The undersigned Registrants hereby undertake:

    (1) (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

  provided, however, that the undertakings set forth in paragraphs (i) and
  (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (d) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offing. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

    (2) For purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions described in Item 15 above, the Registrants have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer, or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (4)(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant indicated below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on December 5, 1996.

                                         Crown Cork & Seal Company, Inc.


                                         By:       /s/ William J. Avery
                                             ----------------------------------
                                             Name: William J. Avery
                                             Title: Chairman of the Board and
                                                    Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 5, 1996.

             SIGNATURES                                     TITLE

        /s/ William J. Avery                         Chairman of the
------------------------------------                  Board and Chief
          WILLIAM J. AVERY                            Executive Officer
                                                      (Principal
                                                      Executive Officer)

       /s/ Alan W. Rutherford                        Executive Vice
------------------------------------                  President, Chief
         ALAN W. RUTHERFORD                           Financial Officer
                                                      and Director
                                                      (Principal
                                                      Financial Officer)

       /s/ Timothy J. Donahue                        Vice President and
------------------------------------                  Controller
           Timothy J. Donahue                         (Principal
                                                      Accounting
                                                      Officer)


                                                           Director
               *
------------------------------------
          HENRY E. BUTWEL

                                                           Director
               *
------------------------------------
          CHARLES F. CASEY


             SIGNATURES                              TITLE

                                                     Director
               *
------------------------------------
         FRANCIS X. DALTON

                                                     Director
               *
------------------------------------
           GUY DE WOUTERS

                                                     Director
               *
------------------------------------
        CHESTER C. HILINSKI

                                                     Director
               *
------------------------------------
      RICHARD L. KRZYZANOWSKI

                                                     Director
               *
------------------------------------
      JOSEPHINE C. MANDEVILLE

                                                     Director
               *
------------------------------------
         MICHAEL J. MCKENNA

                                                     Director
               *
------------------------------------
          FELIX G. ROHATYN

                                                     Director
               *
------------------------------------
         JEAN-PIERRE ROSSO

                                                     Director
               *
------------------------------------
         J. DOUGLASS SCOTT

                                                     Director
               *
------------------------------------
      ERNEST-ANTOINE SEILLIERE


             SIGNATURES


                                                     TITLE

                                                     Director
               *
------------------------------------
         ROBERT J. SIEBERT

                                                     Director
               *
------------------------------------
         HAROLD A. SORGENTI

      /s/ William J. Avery
*By: _______________________________

 WILLIAM J. AVERY ATTORNEY-IN-FACT

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant indicated below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on December 5, 1996.

                                         Crown Cork & Seal Finance PLC


                                         By:      /s/ Alan W. Rutherford
                                             ----------------------------------
                                         Name: Alan W. Rutherford
                                         Title: Managing Director

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 5, 1996.


             SIGNATURES
                                                        TITLE

       /s/ Alan W. Rutherford                        Managing Director
------------------------------------                  (Principal
         ALAN W. RUTHERFORD                           Executive,
                                                      Financial and
                                                      Accounting
                                                      Officer)


        /s/ Craig R.L. Calle                         Director
------------------------------------
          CRAIG R.L. CALLE

                                                     Authorized Representative
Crown Cork & Seal Company, Inc.                       in the United States




By:     /s/ Alan W. Rutherford
    --------------------------------
    Name: Alan W. Rutherford
    Title: Executive Vice President
           and Chief Financial Officer

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant indicated below certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paris, Republic of France, on December 5, 1996.

                                         Crown Cork & Seal Finance S.A.


                                         By: /s/ Bernard Rolley
                                            -----------------------------------
                                         Name: Bernard Rolley
                                         Title: Chairman and Chief Executive
                                                Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 5, 1996.

             SIGNATURES
                                                        TITLE

         /s/ Bernard Rolley                       Chairman and Chief
------------------------------------               Executive Officer
             BERNARD ROLLEY                        (Principal
                                                   Executive Officer)


       /s/ Alan W. Rutherford                     Chief Financial Officer
------------------------------------               and Director (Principal
           ALAN W. RUTHERFORD                      Financial and
                                                   Accounting Officer)


         /s/ Peter Collier                        Director
------------------------------------
             PETER COLLIER

       /s/ Timothy J. Donahue                     Director
------------------------------------
           TIMOTHY J. DONAHUE

Crown Cork & Seal Company, Inc.                   Authorized Representative
                                                   in the United States


By: /s/ Alan W. Rutherford
   ---------------------------------
    Name: Alan W. Rutherford
    Title: Executive Vice President
           and Chief Financial Officer

                               INDEX TO EXHIBITS

 EXHIBIT                                                          SEQUENTIALLY
 NUMBER                        DESCRIPTION                        NUMBERED PAGE
 -------                       -----------                        -------------
  1.1    Form of Underwriting Agreement.*
  4.1    Form of Indenture, including form of Debt Security.**
  4.2    Form of Bearer Security Depositary Agreement.*
  5.1    Opinion of Dechert Price & Rhoads.*
  5.2    Opinion of Titmuss Sainer Dechert.*
  5.3    Opinion of Jeantet et Associes.*
 12.1    Computation of Ratio of Earnings to Fixed Charges.**
 23.1    Consent of Price Waterhouse LLP.
 23.2    Consent of Arthur Andersen LLP, Befec-Price
         Waterhouse, Claude Chevalier and Salustro Reydel.
 23.3    Consent of Dechert Price & Rhoads (included in Exhibit
         5.1).*
 23.4    Consent of Titmuss Sainer Dechert (included in Exhibit
         5.2).*
 23.5    Consent of Jeantet & Associes (included in Exhibit
         5.3).*
 24.1    Powers of Attorney.**
 25.1    Form T-1 Statement of Eligibility and Qualification of
         The Bank of New York, as Trustee, under the Trust
         Indenture Act of 1939, as amended.

*  To be filed by amendment.

** Prevously filed.